Exhibit 10.8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

DEVELOPMENT, OPTION

AND LICENSE AGREEMENT

BY AND BETWEEN

METAGENOMI, INC.

and

AFFINI-T THERAPEUTICS, INC.

June 14, 2022

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Table of Schedules:

Schedule 4.1 - Research Plan for [***]

Schedule 8.1(a) - Initial Restricted Stock Agreement

Schedule 8.1(b) - Milestone Restricted Stock Agreement

Schedule 9.4 - Form of Materials Transfer Record for Proprietary Materials

Schedule 13.2.4 - Existing Patents

-iii-

DEVELOPMENT, OPTION AND

LICENSE AGREEMENT

This DEVELOPMENT, OPTION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of June 14, 2022 (the “Effective Date”) by and between Metagenomi, Inc. (“Metagenomi”), a Delaware corporation having a place of business at 1545 Park Ave., Emeryville CA 94608, and Affini-T Therapeutics, Inc., a Delaware corporation having a place of business at 343 Arsenal St., Watertown, MA 02472 (“Affini-T”). Each of Metagenomi and Affini-T is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Metagenomi is a gene editing company that owns or otherwise controls patent rights and know-how related to gene editing;

WHEREAS, Affini-T is a biotech company developing immune cell receptor-based therapies, preventative treatments and diagnostics;

WHEREAS, the Parties previously entered into an amended and restated side letter on May 28, 2021 and effective as of December 23, 2020 (the “A&R Side Letter”), a Stock Issuance Notice and Restricted Stock Agreement dated December 23, 2020 (collectively, the “Existing RSA”) and an MFN waiver letter dated August 5, 2021 (the “MFN Waiver”); and

WHEREAS, the Parties wish to have Metagenomi identify, develop or optimize certain Metagenomi Reagents using Metagenomi’s proprietary technology to be used by Affini-T to develop and commercialize gene edited TCR-based therapeutic products in the Fields in the Territory.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified herein and therein.

1.1 “A&R Side Letter” is defined in the Preamble.

1.2 “Affiliate” means, with respect to either Party, any Person that directly or indirectly controls, is controlled by or is under common control with such Party; for purposes of this definition, the term “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means direct or indirect ownership of more than fifty percent (50%), including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or the power to direct the management of such Person, firm, trust, corporation, partnership or other entity or combination thereof.

1.3 “Affini-T” is defined in the Preamble.

1.4 “Affini-T Agreement IP” is defined in Section 10.2.1(b).

1.5 “Affini-T Agreement Know-How” is defined in Section 10.2.1(b).

1.6 “Affini-T Agreement Patent Rights” is defined in Section 10.2.1(b).

1.7 “Affini-T Background IP” means (a) Know-How Controlled by Affini-T on or prior to the Effective Date, or that Affini-T comes to Control outside of this Agreement during the Term, that is necessary for Metagenomi to perform its obligations under this Agreement, and (b) Patent Rights Controlled by Affini-T on or prior to the Effective Date, or that Affini-T comes to Control outside of this Agreement during the Term, that Cover the Know-How described in the foregoing clause (a).

1.8 “Affini-T Clinical Target” means, as of the Effective Date, each of [***] and, in each case, including any modification, translation, variation or mutation thereof; provided, that (i) Affini-T may replace up to [***] pursuant to Section 2.1.2(e); (ii) at any given time, the total number of Affini-T Clinical Targets may not exceed six (6); and (iii) each specifically identified target (i.e., the foregoing (a) through (f) and any replacement target added pursuant to Section 2.1.2(e)) will include genetic variants thereof [***] are deemed one Affini-T Clinical Target). For the purposes of this definition:

“[***].

Each of the foregoing targets shall cease to be an Affini-T Clinical Target in the case of termination with respect to such target pursuant to Sections 2.1.2(a) or 12.2 or in the case of replacement of such target pursuant to Section 2.1.2(e).

1.9 “Affini-T Indemnitees” is defined in Section 14.2.

1.10 “Affini-T Indemnity Claims” is defined in Section 14.2.

1.11 “Affini-T IP” means Affini-T Background IP and Affini-T Agreement IP.

1.12 “Affini-T Patent Rights” means all (a) Affini-T Agreement Patent Rights and (b) Patents Rights that are included within Affini-T Background IP.

1.13 “Agreement” is defined in the Preamble.

1.14 “Agreement Dispute” is defined in Section 15.1.4.

1.15 “Agreement IP” means, as applicable, Affini-T Agreement IP or Metagenomi Agreement IP.

1.16 “Agreement Know-How” means all Know-How identified, conceived, discovered, created, reduced to practice or otherwise Developed in the course of conducting activities under this Agreement (e.g., Metagenomi Research Activities). Agreement Know-How is either “Affini-T Agreement Know-How” or “Metagenomi Agreement Know-How”.

1.17 “Agreement Patent Rights” means Patent Rights that Cover Agreement Know-How. Agreement Patents Rights are either “Affini-T Agreement Patent Rights” or “Metagenomi Agreement Patent Rights”.

1.18 “Alliance Manager” is defined in Section 3.6.

1.19 “Annual Net Sales” means the cumulative worldwide Net Sales of an applicable Licensed Product in a given Calendar Year.

1.20 “Applicable Laws” means any national, international, federal, state or local laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of any Regulatory Authority, national securities exchange or securities listing organization, that are in effect from time to time during the Term and apply to a particular activity or Party hereunder.

1.21 “Available” is defined in Section 2.1.2(e).

1.22 “Bankruptcy Code” means the U.S. Bankruptcy Code, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder.

1.23 “BLA” means a Biologics License Application, as defined in the FDCA and regulations promulgated thereunder, or any successor application or procedure required to sell a Licensed Product in the United States.

1.24 “Business Day” means any day other than: (a) a Saturday, Sunday, or day on which commercial banks in (i) Boston, Massachusetts or (ii) San Francisco, California are authorized or required by Applicable Law to remain closed; or (b) December 25 through January 1.

1.25 “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the final Calendar Quarter shall end on the last day of the Term.

1.26 “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, the final Calendar Year shall end on the last day of the Term.

1.27 “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets or all or substantially all of such Party’s assets to which this Agreement relates.

1.28 “Claim” means a Metagenomi Indemnity Claim or an Affini-T Indemnity Claim, as applicable.

1.29 “Clinical Trial” means human clinical trials, including Pivotal Trials.

1.30 “CoC Affiliate” is defined in Section 2.2.3.

1.31 “Combination Product” means any Licensed Product sold in combination with or includes one or more Other Components.

1.32 “Commercial License” means, on an Affini-T Clinical Target-by-Affini-T Clinical Target basis, individually or collectively, an Exclusive License and/or a Non-Exclusive License with respect to such Affini-T Clinical Target, as applicable (based on whether an Option for an Exclusive License and/or a Non-Exclusive License is being elected by Affini-T).

1.33 “Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of a Licensed Product including activities directed to marketing, promoting, detailing, distributing, importing, selling and offering to sell that Licensed Product, and seeking pricing approvals and reimbursement approvals (in each case, as and to the extent applicable) for that Licensed Product in the Territory, and interacting with Regulatory Authorities regarding the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, “Commercialized” has a corresponding meaning, and “Commercial” means activities in connection with any of the foregoing.

1.34 “Commercially Reasonable Efforts” means the [***].

1.35 “Commercial Quality Agreement” is defined in Section 7.1.

1.36 “Commercial Supply Agreement” is defined in Section 7.1.

1.37 “Competing Activities” is defined in Section 1.69.

1.38 “Competing Business” is defined in Section 4.2.1(e).

1.39 “Competing Acquiror” means [***].

1.40 “Compulsory License” means, with respect to a Licensed Product, in a country or territory, a license or rights granted to a Third Party by a Governmental Authority within such country or territory to sell or offer for sale such Licensed Product in such country or territory under any Patents Controlled by Metagenomi, Affini-T or their respective Affiliates, without direct or indirect authorization from Metagenomi, Affini-T or their respective Affiliates, for example a right granted pursuant to requests under 30 August 2003 WTO decision.

1.41 “Confidential Information” means (a) with respect to Metagenomi, all information Controlled by Metagenomi and Metagenomi’s Proprietary Materials; and (b) with respect to Affini-T, all information Controlled by Affini-T and Affini-T’s Proprietary Materials, that are, in either case, disclosed or provided by or on behalf of a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or to any of the employees, directors or agents of, or consultants/service providers to, the Receiving Party; provided, that, none of the foregoing shall be deemed Confidential Information if the Receiving Party demonstrates by contemporaneous credible written documentation that: (1) as of the date of disclosure, it is known to the Receiving Party or its Affiliates, other than by virtue of a prior confidential disclosure to such Receiving Party; (2) as of the date of disclosure it is in the public domain, or it subsequently enters the public domain through no fault of the Receiving Party; (3) it is obtained by the Receiving Party from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party of which the Receiving Party should be reasonably aware; or (4) it is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party. For clarity, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party. Notwithstanding anything herein to the contrary, (i) the terms of this Agreement shall constitute Confidential Information of each Party, and (ii) Confidential Information Controlled by Metagenomi or any of its Affiliates exclusively relating to a Licensed Product or the exploitation thereof, and is not generally related to Metagenomi’s platform or have applicability beyond a Licensed Product (“Product Information”) shall be deemed to be Confidential Information of Affini-T (and Affini-T the Disclosing Party, and Metagenomi the Receiving Party, with respect thereto and regardless of the Party initially disclosing the same).

1.42 “Content” is defined in Section 9.2.1.

1.43 “Control” or “Controlled” means with respect to any Proprietary Materials, Know-How, Patent Rights, or other intellectual property rights, that a Party or any of its Affiliates has the legal authority or right (whether by ownership or license) to grant to the other Party a license, covenant not to sue, sublicense, access, or right to use (as applicable) under, in and to such Proprietary Materials, Know-How, Patent Rights, or other intellectual property rights, on the terms and conditions set forth herein, in each case without violating any obligations of the granting Party owed to a Third Party, breaching the terms of any agreement with a Third Party or subjecting the granting Party to any fee or charge. Notwithstanding the foregoing, any New Affiliate of a Party shall not be considered an Affiliate of such Party for the purposes of this definition.

1.44 “Cover” or “Covered” or “Covering” means, with respect to a Licensed Product or component thereof, that the Manufacture, use, offer for sale, sale, import or export of such Licensed Product or component thereof in a particular country by an unlicensed Person would infringe a Valid Claim.

1.45 “Data Package” is defined in Section 4.1.

1.46 “Development” or “Develop” means, with respect to a Licensed Product, all non-clinical and clinical drug development activities that are not Metagenomi Research Activities through and including the performance of Clinical Trials with respect to that Licensed Product, and the preparation and filing of Regulatory Filings and all regulatory affairs related to the foregoing. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. For clarity, “Development” shall not include any Commercialization activities.

1.47 “Development Quality Agreement” is defined in Section 7.1.

1.48 “Development Supply Agreement” is defined in Section 7.1.

1.49 “Disclosing Party” is defined in Section 1.41.

1.50 “Disputed Matter” is defined in Section 3.5.1.

1.51 “DMF” means a Drug Master File maintained with a Regulatory Authority in any country within the Territory. For the purposes of this Agreement, there are two sub-types of DMF:

“Affini-T-Relevant DMF” is defined in Section 5.5.1.

“MG DMF” means a DMF that is both Controlled by Metagenomi and covers a Metagenomi Reagent.

1.52 “Drug Approval Application” means, with respect to a Licensed Product in any country in the Territory, an application for Marketing Authorization for such Licensed Product in such country, including a BLA or a counterpart of a BLA (or the equivalent filing(s) outside of the United States) in any country in the Territory and all renewals, supplements and amendments to any of the foregoing.

1.53 “Effective Date” is defined in the Preamble.

1.54 “EMA” means the European Medicines Agency or any successor agency or authority thereto.

1.55 “Escrow Agent” is defined in Section 2.1.2(d).

1.56 “Escrow Materials” is defined in Section 2.1.2(d).

1.57 “European Union” or “EU” means the countries of the European Union as constituted from time to time, and any successor thereto.

1.58 “Exclusive Field” means the treatment, prevention or diagnosis of any human cancer using products with any engineered Primary TCR alpha/beta T Cells.

1.59 “Exclusive License” is defined in Section 2.1.2(b).

1.60 “Exclusive Option” is defined in Section 2.1.2.

1.61 “Exclusively Licensed Product” means a TCR-based therapy, preventative treatment, or diagnostic for humans that (a) contains or comprises Primary TCR alpha/beta T Cells, (b) is directed to an Affini-T Clinical Target with respect to which an Exclusive Option has been exercised, and (c) is derived from ex vivo application of a Metagenomi Reagent.

1.62 “Executive Officers” means the [***], or a designee thereof.

1.63 “Existing RSA” is defined in the Recitals.

1.64 “Extended Term” is defined in Section 12.1.

1.65 “FCPA” is defined in Section 4.3.2.

1.66 “FDA” means the United States Food and Drug Administration, or any successor agency or authority thereto.

1.67 “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.68 “Field” means collectively or individually, as applicable, the Exclusive Field and the Non-Exclusive Field.

1.69 “Firewalls” means (a) with respect to Metagenomi, effective walls and screens (whether technical or physical) established between personnel working on Metagenomi Research Activities, on the one hand, and personnel performing any research, development, manufacturing or commercialization of any therapeutic, diagnostic or preventative product directed to an Affini-T Clinical Target in the Exclusive Field on behalf of the CoC Affiliate or engaging in a Competing Business (“Competing Activities”), on the other hand, to ensure that no nonpublic information, materials (such as lab notebooks, document management systems or other documented or memorialized Know-How) or non-personnel resources relating to any Affini-T Clinical Target or Licensed Product in the Exclusive Field, or any information, materials or non-personnel resources relating to the Commercial License, or to Affini-T IP, are accessible by Metagenomi (or CoC Affiliate) personnel performing Competing Activities. Notwithstanding the foregoing, Metagenomi personnel that manage or supervise multiple programs at Metagenomi will not be subject to the Firewall themselves; provided that, Metagenomi shall keep all laboratory notebooks, information, materials and records of Metagenomi Research Activities separately from the other laboratory notebooks, information, materials and records of any Competing Activities and shall ensure that any such manager or supervisor personnel is obligated to segregate the information between Metagenomi Research Activities and Competing Activities (e.g. have such information saved or located separately and cannot be viewed at the same time); and (b) with respect to Affini-T, effective walls and screens (whether technical or physical) established between personnel working on any Licensed Product, on the one hand, and personnel of a Competing Acquiror, on the other hand, to ensure that no nonpublic information, materials (such as lab notebooks, document management systems or other documented or memorialized Know-How) or non-personnel resources relating to any Licensed Product, or any information, materials or non-personnel resources relating to the Commercial License, or to Metagenomi IP, are accessible by Competing Acquiror personnel. Notwithstanding the foregoing, Competing Acquiror personnel that manage or supervise multiple programs at Competing Acquiror and

Affini-T will not be subject to the Firewall themselves; provided that, Affini-T shall keep all laboratory notebooks, information, materials and records of Licensed Products separately from the other laboratory notebooks, information, materials and records of the Competing Acquiror and shall ensure that any such manager or supervisor personnel is obligated to segregate the information between Licensed Product and those of the Competing Acquiror (e.g. have such information saved or located separately and cannot be viewed at the same time). “Firewall,” when used as a verb, means to implement Firewalls.

1.70 “First Commercial Sale” means, with respect to a Licensed Product in any country in the Territory, the date of the first sale, transfer or disposition by Affini-T, an Affiliate or Sublicensee to a Third Party in that country after Marketing Authorization for such Licensed Product has been received in that country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale, transfer or disposition of a Licensed Product at no more than a de minimis charge for academic research, preclinical, clinical, or regulatory purposes; (b) any sale, transfer or disposition of a Licensed Product in connection with any patient assistance programs or for a bona fide charitable purpose, including compassionate use or “named patient sales” or to physicians or hospitals for promotional purposes (including free samples to a level and in an amount which is customary in the industry or which is reasonably proportional to the market for such Licensed Product); or (c) any sale, transfer or disposition of a Licensed Product for use in Clinical Trials, pre-clinical studies or other research or Development activities.

1.71 “Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by such Party of any of its obligations hereunder, including by reason of any act of God, flood, fire, explosion, earthquake, casualty or accident, pandemic, epidemic or other health crisis, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government.

1.72 “Gene Edits” means ex vivo gene edits.

1.73 “Good Clinical Practices” or “GCP” means all applicable current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials, including, as applicable, (a) as set forth in the ICH, E6 and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50, 54, 56, 312 and 314, as may be amended from time to time, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case ((a)-(d)), that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.74 “Good Laboratory Practice” or “GLP” means the then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58 or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (“OECD”), and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold, to the extent such standards are not less stringent than the United States Good Laboratory Practice.

1.75 “Good Manufacturing Practice” or “GMP” means all applicable current Good Manufacturing Practices including, as applicable: (a) the principles detailed in the US Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820; (b) European Directive 2003/94/EC and Eudralex 4; (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6, and TRS 957 Annex 2, and TRS 99 Annex 2; (d) ICH Q7 guidelines; and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.76 “Good Research Practices” or “GRP” means all applicable current Good Research Practices including, as applicable, (a) the Research Quality Association (RQA), 2014, Quality in Research Guidelines for Working in Non-Regulated Research, (b) the World Health Organization (WHO) Quality Practices in Basic Biomedical Research Guidelines, and (c) the equivalent Applicable Laws if any, in any relevant country.

1.77 “Governance Term” is defined in Section 3.1.

1.78 “Government Official” means: (a) any officer or employee of: (i) a government, or any department or agency thereof; (ii) a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university; or (iii) a public international organization (such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross, and the World Health Organization), or any department or agency thereof; (b) any political party or party official or candidate for public or political party office; and (c) any person acting in an official capacity on behalf of any of the foregoing.

1.79 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.80 “[***]” is defined in Section 8.3.1.

1.81 “ICH” is defined in Section 4.3.1.

1.82 “IND” means (a) an Investigational New Drug Application, as defined in the FDCA and regulations promulgated thereunder, or any successor application or procedure required to initiate clinical testing of a Licensed Product in humans in the United States; (b) a counterpart of an Investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of any Licensed Product in humans in such country or region; and (c) all supplements and amendments to any of the foregoing.

1.83 “Indemnified Party” is defined in Section 14.3.

1.84 “Indemnifying Party” is defined in Section 14.3.

1.85 “Infringement” is defined in Section 11.2.1.

1.86 “Infringement Notice” is defined in Section 11.2.1.

1.87 “Infringement Response” is defined in Section 11.2.2.

1.88 “Initial Term” is defined in Section 12.1.

1.89 “Initial RSA” is defined in Section 8.1.1.

1.90 “iPSC” means induced pluripotent stem cells.

1.91 “JSC” is defined in Section 3.1.

1.92 “Know-How” means, collectively, inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable, including: (a) methods of manufacture or use of, and structural and functional information pertaining to, chemical compounds and materials and (b) compositions of matter, data, formulations, processes, techniques, cell differentiation techniques and protocols, cell growth techniques and protocols, cell handling, cell assays, know-how and results, including preclinical, pharmaceutical, toxicological and clinical data.

1.93 “Letter of Authorization” means a written statement by the DMF holder permitting a Regulatory Authority to refer information in the DMF in support of another party’s submission, as referenced at 21 C.F.R. §314.420(d).

1.94 “Licensed Product” means an Exclusively Licensed Product or a Non-Exclusively Licensed Product.

1.95 “Losses” is defined in Section 14.1.

1.96 “Major European Market” means each of United Kingdom, Germany, France, Spain, and Italy.

1.97 “Manufacture” or “Manufactured” or “Manufacturing” means any and all activities related to the production, manufacture, formulation, finishing, packaging, labeling, shipping and holding of any Licensed Product, or other product or therapy, or any component, intermediary or precursor thereof, and including process development, process qualification and validation, scale-up, pre-clinical, non-clinical, clinical and commercial manufacture, characterization, quality assurance and quality control, including testing.

1.98 “Marketing Authorization” means, with respect to a Licensed Product, the Regulatory Approval required by Applicable Laws to sell such Licensed Product in a country or region in the Territory. For purposes of clarity, (a) “Marketing Authorization” in the United States means final approval of a BLA permitting marketing of such Licensed Product in interstate commerce in the United States; (b) “Marketing Authorization” in the European Union means marketing authorization for such Licensed Product granted either by an individual country or the EMA; (c) “Marketing Authorization” in the United Kingdom means marketing authorization for such Licensed Product granted by the UK Medicines and Healthcare products Regulatory Agency and (d) “Marketing Authorization” in other countries means marketing authorization for such Licensed Product granted by the competent authority of such other country.

1.99 “Metagenomi” is defined in the Preamble.

1.100 “Metagenomi Agreement IP” is defined in Section 10.2.1(a).

1.101 “Metagenomi Agreement Know-How” is defined in Section 10.2.1(a).

1.102 “Metagenomi Agreement Patent Rights” is defined in Section 10.2.1(a)(ii).

1.103 “Metagenomi Background IP” means all Patent Rights and Know-How Controlled by Metagenomi or its Affiliates on or prior to the Effective Date, or that Metagenomi comes to Control outside of this Agreement during the Term, that (a) Cover any Metagenomi Reagent, or Gene Edit using Metagenomi Reagents, (b) are otherwise necessary or useful to make, use, sell, import or practice any Metagenomi Reagents, or Gene Edit using Metagenomi Reagents, or (c) are otherwise necessary to make, use, sell, import or practice, any Licensed Product; provided that in the case of this clause (c) if the applicable Patent Rights or Know-How are not owned by Metagenomi or its Affiliates, then such Patent Rights or Know-How shall only be included as Metagenomi Background IP in accordance with Section 10.1.

1.104 “Metagenomi Indemnitees” is defined in Section 14.1.

1.105 “Metagenomi Indemnity Claims” is defined in Section 14.1.

1.106 “Metagenomi In-Licensed IP” means Patent Rights or Know-How Metagenomi in-licenses after the Effective Date that are necessary to make, use, sell import or practice any Licensed Product.

1.107 “Metagenomi IP” means Metagenomi Background IP and Metagenomi Agreement IP.

1.108 “Metagenomi Patent Rights” means all (a) Metagenomi Agreement Patent Rights and (b) Patents Rights that are included within Metagenomi Background IP.

1.109 “Metagenomi Reagent” means each of (a) [***], or (b) [***] , and (c) [***] For clarity, Metagenomi Reagents shall include [***].

1.110 “Metagenomi Reagent Improvement” means [***].

1.111 “Metagenomi Research Activities” means activities undertaken by or on behalf of Metagenomi under a Research Plan to identify, develop and optimize Metagenomi Reagents to implement Gene Edits for use in developing and commercializing gene edited TCR-based products.

1.112 “Milestone” means the earlier of the date upon which (a) an Affini-T-Relevant DMF that has been approved by the JSC is submitted to the FDA, or (b) an IND that references a MG DMF is accepted by the FDA as evidenced by no objection by the FDA within [***]after the date of submission of such IND (or any amended submission if such amendment restarted the applicable [***]period).

1.113 “Milestone RSA” is defined in Section 8.1.2.

1.114 “MFN Waiver” is defined in the Recitals.

1.115 “Net Sales” means [***]

[***]

1.116 “New Affiliate” means a Third Party that becomes an Affiliate of a Party after the Effective Date through or after a Change of Control of such Party, other than (i) such Party, or (ii) any Affiliates of such Party immediately before the consummation of such Change of Control.

1.117 “Non-Exclusive Field” means the treatment, prevention or diagnosis of any human cancer using products with engineered Other Immune Cells.

1.118 “Non-Exclusive License” is defined in Section 2.1.2(c).

1.119 “Non-Exclusive Option” is defined in Section 2.1.2.

1.120 “Non-Exclusively Licensed Product” means a TCR-based therapy, preventative treatment, or diagnostic for humans that (a) contains or comprises Other Immune Cells, (b) is directed to an Affini-T Clinical Target with respect to which a Non-Exclusive Option has been exercised, and (c) is derived from ex-vivo application of a Metagenomi Reagent.

1.121 “OECD” is defined in Section 1.74.

1.122 “Option” is defined in Section 2.1.2.

1.123 “Option Exercise Fee” is defined in Section 8.2.

1.124 “Option Period” means, with respect to a given Affini-T Clinical Target in a given Field, the time period beginning on the Effective Date and ending at the earlier of: (a) the end of the Initial Term, or if applicable, the Extended Term or (b) ninety (90) days following the date on which Affini-T files an IND for a Licensed Product directed to such Affini-T Clinical Target. For clarity, there are two (2) Option Periods per Affini-T Clinical Target: one (1) for the Exclusive Option and one (1) for the Non-Exclusive Option.

1.125 “Other Components” means any (i) [***], or (ii) [***].

1.126 “Other Immune Cells” means (a) TCR natural killer (NK) cells derived from iPSC immune cells or (b) TCR T cells derived from donor-derived or iPSC immune cells.

1.127 “Partial Termination” is defined in Section 12.2.1 and Section 12.2.2.

1.128 “Party” and “Parties” are defined in the Preamble.

1.129 “Patent Costs” means the costs and expenses incurred by a Party (including reasonable external attorneys’ fees) in the conduct of Patent Prosecution or Patent Defense activities, as the case may be, for which that Party is responsible in accordance with this Agreement.

1.130 “Patent Defense” means the responsibility for defending any interference, declaratory judgment action, opposition, derivation, inter partes review, post-grant review, reexamination, reissue, or other Third Party challenge or similar proceeding alleging the invalidity, unenforceability or non-infringement of any Patent Rights.

1.131 “Patent Prosecution” means the responsibility for preparing, filing and prosecuting patent applications (of all types) for any Patent Rights, and for maintaining any Patent Rights.

1.132 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations and extensions thereof, and all foreign counterparts of any of the foregoing.

1.133 “PDF” is defined in Section 15.5.

1.134 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.135 “Pivotal Trial” means, with respect to any Licensed Product, a single randomized, placebo or active controlled human clinical trial of a Licensed Product on sufficient numbers of patients that is designed to demonstrate statistically that such Licensed Product is safe and efficacious for its intended use, to evaluate the risk-benefit relationship of such Licensed Product, and to define warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, as described in 21 C.F.R. §312.21(c) or corresponding foreign regulations, and that is intended to support a complete application for Regulatory Approval of such Licensed Product.

1.136 “Plan Budget” is defined in Section 4.1.

1.137 [***]

1.138 “Product Information” is defined in Section 1.41.

1.139 “Project Leader” is defined in Section 3.7.

1.140 “Proprietary Materials” means (a) any tangible chemical, biological or physical materials that are Controlled and furnished by the Transferring Party to the Recipient Party, whether or not specifically designated as proprietary by the Transferring Party, or (b) any tangible chemical, biological or physical materials that are generated, conceived or reduced to practice in the conduct of the Research Plan; provided, that “Proprietary Materials” does not include any Licensed Product or Metagenomi Reagents.

1.141 “Quality Agreement” means a document developed, approved, and updated by the Parties that sets forth the quality expectations, responsibilities, rights (including, as applicable and agreed upon, audit requirements) and requirements relating to the Manufacture and supply of Metagenomi Reagents, as executed hereunder, or relating to supply of Metagenomi Reagents for Clinical Trials or Commercialization.

1.142 “Receiving Party” is defined in Section 1.41.

1.143 “Recipient Party” is defined in Section 9.4.

1.144 “Recovery” is defined in Section 11.2.5.

1.145 “Regulatory Approval” means, with respect to any country or region in the Territory, any approval, establishment license, registration or authorization of any Regulatory Authority required for the Manufacture, use, storage, importation, exportation, transport or distribution of any Licensed Product for use in such country or region.

1.146 “Regulatory Authority” means any national, international, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, Manufacture, use, storage, transport, clinical testing, pricing, sale or reimbursement of any Licensed Product in the Territory.

1.147 “Regulatory Filing” means, collectively: (a) any IND, CTA, Drug Approval Application, establishment license application, DMF, application for designation as an “Orphan Drug” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory); (b) all supplements and amendments to any of the foregoing; and (c) all data and other information contained in, and correspondence relating to, any of the foregoing.

1.148 “Regulatory Representative” is defined in Section 5.5.3.

1.149 “Replacement Notice Response” is defined in Section 2.1.2(e).

1.150 “Replacement Notice” is defined in Section 2.1.2(e).

1.151 “Replacement Right” is defined in Section 2.1.2(e).

1.152 “Requesting Party” is defined in Section 9.2.1.

1.153 “Research Costs” is defined in Section 4.2.3.

1.154 “Research Plan” is defined in Section 4.1.

1.155 “Research Plan Completion” is defined in Section 4.2.1(b).

1.156 “Retention Period” is defined in Section 8.4.4.

1.157 “Reviewing Party” is defined in Section 9.2.1.

1.158 “Royalty Term” means with respect to a Licensed Product, on a country-by-country basis, the period beginning on the date of First Commercial Sale of such Licensed Product in such country and ending on the later of (a) date of expiration or invalidation of the last to expire Valid Claim of a Metagenomi Patent Right in such country that Covers [***] in such country that is included within the Commercial License, (b) [***] after the date of First Commercial Sale of such Licensed Product in such country, and (c) expiration of all regulatory exclusivities for such Licensed Product in such country.

1.159 “Sublicenseable Metagenomi In-Licensed IP” is defined in Section 10.1.

1.160 “Sublicensee” means any Third Party to which Affini-T or its Affiliate grants a sublicense under the Commercial License.

1.161 “Supply Failure” is defined in Section 2.1.2(d).

1.162 “TCR” means T-cell receptor.

1.163 “Term” is defined in Section 12.1.

1.164 “Territory” means every country and territory in the world.

1.165 “Third Party” means a Person other than Affini-T and Metagenomi and their respective Affiliates.

1.166 “Third Party License” is defined in Section 8.4.2(b).

1.167 “Third Party Payments” is defined in Section 8.4.2(b).

1.168 “Transferring Party” is defined in Section 9.4.

1.169 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.170 “Upstream Agreement” is defined in Section 10.1.

1.171 “Valid Claim” means either (a) a claim of an issued and unexpired patent that has not been revoked or found to be unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction, or (b) a claim of a pending patent application, which claim was filed in good faith, has not been pending for more than [***] and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

2. GRANT OF LICENSES; EXCLUSIVITY.

2.1 Grant of Licenses to Affini-T.

2.1.1 Research License. Metagenomi hereby grants Affini-T and its Affiliates a non-exclusive, fully paid-up, royalty-free, worldwide license, with the right to grant sublicenses, under, in and to Metagenomi IP for Affini-T to conduct research and Development activities involving Metagenomi Reagents and Licensed Products directed to the applicable Affini-T Clinical Target in each Field prior to Option exercise and expiration of the Option Period (on a Field-by-Field basis) for purposes of determining whether Affini-T will exercise either or both of its Options with respect to any such Affini-T Clinical Target(s).

2.1.2 Commercial License.

(a) On an Affini-T Clinical Target-by-Affini-T Clinical Target basis, Metagenomi hereby grants Affini-T (i) an exclusive option to obtain an Exclusive License (“Exclusive Option”) and (ii) a non-exclusive option to obtain a Non-Exclusive License (“Non-Exclusive Option”, and individually or collectively, as applicable, with the Exclusive Option, “Option”), in each case of (i) and (ii), with respect to each Affini-T Clinical Target. Affini-T may, at its sole discretion, exercise one or both of its Options (i.e., on a Field-by-Field basis) with respect to an Affini-T Clinical Target by providing written notice to Metagenomi during the Option Period applicable to such Affini-T Clinical Target and such Field by identifying the applicable Affini-T Clinical Target and stating whether an Exclusive License and/or a Non-Exclusive License is being taken with respect to such Affini-T Clinical Target. Affini-T may exercise its Option for an Exclusive License or Non-Exclusive License with respect to a given Affini-T Clinical Target at the same time or at different times; provided, that any such Option exercise must occurring during the applicable Option Period with respect to such Affini-T Clinical Target and Field. During the Term, Metagenomi shall not license or otherwise dispose of any Metagenomi IP (including undertaking any such actions that would result in any given Patent Rights and Know-How no longer qualifying as Controlled by Metagenomi only as result of such actions) in any manner that is or could be inconsistent with the Option rights granted to Affini-T. Upon the expiration of the Option Period for an Affini-T Clinical Target, if Affini-T has not exercised either Option with respect to such Affini-T Clinical Target, then such Affini-T Clinical Target shall cease to be an Affini-T Clinical Target.

(b) Upon Affini-T’s exercise of an Exclusive Option with respect to a given Affini-T Clinical Target, Metagenomi shall grant, and hereby does grant, to Affini-T and its Affiliates, without further action from either Party an exclusive (even as to Metagenomi), royalty-bearing (as set forth in Section 8.4), sublicensable (through multiple tiers), worldwide license under all applicable Metagenomi IP to research, Develop, Manufacture or have Manufactured (including the Manufacture of Metagenomi Reagents, subject to Section 2.1.2(d) and, as applicable, the Development Supply Agreement and Commercial Supply Agreement), use, Commercialize and otherwise fully exploit any TCR-based therapy, preventative treatment, or diagnostic for humans that (A) is directed to such Affini-T Clinical Target, (B) contains or comprises Primary TCR alpha/beta T Cells, and (C) is derived from ex vivo application of a Metagenomi Reagent (the “Exclusive License”).

(c) Upon Affini-T’s exercise of a Non-Exclusive Option with respect to a given Affini-T Clinical Target, Metagenomi shall grant, and hereby does grant, to Affini-T and its Affiliates, without further action from either Party a non-exclusive, royalty-bearing (as set forth in Section 8.4), sublicensable (through multiple tiers), worldwide license under all applicable Metagenomi IP to research, Develop, Manufacture or have Manufactured ( including the Manufacture of Metagenomi Reagents, subject to Section 2.1.2(d) and, as applicable, the Development Supply Agreement and Commercial Supply Agreement), use, Commercialize and otherwise fully exploit any TCR-based therapy, preventative treatment, or diagnostic for humans that (A) is directed to such Affini-T Clinical Target, (B) contains or comprises Other Immune Cells, and (C) is derived from ex-vivo application of a Metagenomi Reagent (the “Non-Exclusive License”).

Notwithstanding the foregoing, the Parties acknowledge and agree that the nature of the Licensed Products is such that Affini-T may inadvertently contravene the Commercial License granted by Metagenomi to Affini-T under Sections 2.1.2(b) or 2.1.2(c) by way of an off-target effect whereby a given Licensed Product or Metagenomi Reagent interacts with a target (that it was not intentionally directed against) other than an Affini-T Clinical Target and that any such unintentional contravention shall not constitute a breach of this Agreement nor give rise to any infringement claims by Metagenomi related to such Licensed Product(s).

(d) Metagenomi shall supply to Affini-T its requirements of Metagenomi Reagents in accordance with the Development Supply Agreement and the Commercial Supply Agreement, as applicable; [***]

(e) [***], Affini-T shall be entitled to [***] Affini-T Clinical Targets with respect to which Affini-T has not exercised its Option (“Replacement Right”) by providing a written notice to Metagenomi (“Replacement Notice”). Affini-T will be entitled to exercise its Replacement Right no more than [***]period. Within[***] after receipt of a Replacement Notice, Metagenomi shall notify Affini-T in writing (“Replacement Notice Response”) whether, as of the date of the Replacement Notice, the proposed target in the Replacement Notice is Available (as defined below) for an Exclusive License or a Non-Exclusive License and any other limitations that would apply if Affini-T were to add such target as an Affini-T Clinical Target hereunder and subsequently exercise its Option with respect to such target. If the Replacement Notice Response provides that the proposed target is not Available for an Exclusive License or Non-Exclusive License, then Affini-T will be free to provide a Replacement Notice for another proposed target. If the proposed target is Available for an Exclusive License or a Non-Exclusive License, then Affini-T shall have [***] from its receipt of a Replacement Notice Response to determine whether it desires to have such target added as an Affini-T Clinical Target hereunder, by providing a written response to Metagenomi identifying the Affini-T Clinical Target to be replaced and affirming the addition of such target as an Affini-T Clinical Target; provided that if such target is only Available for a Non-Exclusive License (and not Available for an Exclusive License), then Affini-T acknowledges and agrees that by affirming the addition of such target Affini-T will only be able to exercise the Non-Exclusive Option for such target. If such [***]period expires without a response from Affini-T, or Affini-T provides a written response that it does not desire to add such target, then such target shall not become an Affini-T Clinical Target. As used herein “Available” means that (i) the proposed target [***], (ii) the proposed target [***], and (iii) the proposed target [***].

2.1.3 Retention of Rights. Notwithstanding the license granted in Section 2.1.1, Metagenomi retains the rights under the Metagenomi Agreement Patent Rights as necessary to conduct its Development and Manufacturing responsibilities with respect to Licensed Products hereunder in accordance with this Agreement (including any Metagenomi Research Activities).

2.1.4 Rights of Reference. Solely for the purpose of obtaining or maintaining Regulatory Approval for a Licensed Product, Metagenomi hereby grants Affini-T the right to cross-reference Metagenomi’s or its Affiliate’s Regulatory Filings and Regulatory Approvals anywhere in the world to the extent such Regulatory Filings and Regulatory Approvals relate to Licensed Products (or components thereof) and are Controlled by Metagenomi or its Affiliates, and to access any data and Know-How therein and use such data and Know-How in connection with the performance of Affini-T’s obligations and exercise of Affini-T rights under this Agreement. In furtherance of the foregoing, Metagenomi shall (or shall cause an applicable Affiliate to) provide a signed statement to this effect, if requested by Affini-T, in accordance with U.S. 21 C.F.R. §314.50(g)(3) or the equivalent as required in any country or region of the Territory, or otherwise provide appropriate notification of such right of Affini-T to the applicable Regulatory Authority.

2.2 Exclusivity.

2.2.1 Affini-T Clinical Targets Pre-Option. On an Affini-T Clinical Target-by-Affini-T Clinical Target basis, until the earlier of (a) exercise of an Exclusive Option for such Affini-T Clinical Target; (b) Affini-T’s written notice to Metagenomi that it does not desire to exercise its Exclusive Option for such Affini-T Clinical Target; and (c) expiration of the Option Period with respect to the Exclusive Option for such Affini-T Clinical Target; Metagenomi shall not, and shall ensure that none of its Affiliates, (i) engage in the discovery, research, Development, Manufacture, Commercialization or other exploitation of any therapeutic, diagnostic or preventative ex vivo gene edited product directed to such Affini-T Clinical Target in the Exclusive Field or (ii) work with any Third Party, including through a grant of any (sub)license to any Third Party, to discover, research, Develop, Manufacture, Commercialize or otherwise exploit any therapeutic, diagnostic or preventative ex vivo gene edited product directed to or associated with such Affini-T Clinical Target in the Exclusive Field.

2.2.2 Affini-T Clinical Targets Post-Option. Upon exercise of an Exclusive Option with respect to a given Affini-T Clinical Target, except as necessary to perform its obligations hereunder, Metagenomi shall not, and shall ensure that none of its Affiliates, (i) engage in the discovery, research, Development, Manufacture, Commercialization or other exploitation of any therapeutic, diagnostic or preventative ex vivo gene edited product directed to such Affini-T Clinical Target in the Exclusive Field or (ii) work with any Third Party, including through a grant of any (sub)license to any Third Party, to discover, research, Develop, Manufacture, Commercialize or otherwise exploit any therapeutic, diagnostic or preventative ex vivo gene edited product directed to or associated with such Affini-T Clinical Target in the Exclusive Field.

2.2.3 Change of Control.

(a) In the event that Metagenomi or its Affiliate acquires or is acquired by a Third Party (by merger, sale, consolidation, reorganization or other change of control (including a Change of Control)), such acquired Party/acquiring Third Party (the “CoC Affiliate”) shall not be deemed to be in violation of Section 2.2.1 or Section 2.2.2 if such CoC Affiliate (a) covenants in writing to Affini-T that from and after the closing of such acquisition, it will not use, reference or otherwise exploit, directly or indirectly, any (i) Affini-T IP (or other Confidential Information of Affini-T, including Product Information) that is provided by Affini-T under this Agreement for any purpose, or (ii) Metagenomi Agreement IP for any purpose that would result in a breach of Section 2.2.2; (b) establishes and enforces, along with Metagenomi, Firewalls for as long as Metagenomi performs Metagenomi Research Activities; and (c) independently discovers, researches, Develops, Manufactures or Commercializes any therapeutic, diagnostic or preventative product directed to an Affini-T Clinical Target in the Exclusive Field without any aid, use or other exploitation of any Affini-T IP (or other Confidential Information of Affini-T, including Product Information) or Metagenomi Agreement IP.

(b) In the event that Affini-T or its Affiliate is acquired by a Competing Acquiror (by merger, sale, consolidation, reorganization or other change of control (including a Change of Control)), Affini-T shall cause such Competing Acquiror to establish and enforce Firewalls during the Term.

2.3 Grant of Licenses to Metagenomi. For so long as any Research Plan is being performed, Affini-T hereby grants Metagenomi and its Affiliates a non-exclusive, fully paid-up, royalty-free, worldwide license, with the right to grant sublicenses, under, in and to Affini-T IP solely for Metagenomi to perform its Development obligations under, and in accordance with, each Research Plan.

2.4 Potential Co-Development. The Parties will discuss the potential for co-development and co-commercialization of one or more TCR-based therapeutic products that embody ex vivo engineered TCR immune cells made using Metagenomi Reagents based Gene Edits and (a) are directed to targets other than the Affini-T Clinical Targets in the Exclusive Field or (b) are directed to any targets, including Affini-T Clinical Targets, in the Non-Exclusive Field. Any such co-development and co-commercialization relationship would be governed by a separate co-development/co-commercialization agreement to be negotiated and agreed to by the Parties in each Party’s sole and absolute discretion. For clarity, neither Party is obligated to co-develop such other products or enter into any such further agreement.

3. GOVERNANCE

3.1 Establishment of Joint Steering Committee; Governance Term. Within [***] after the Effective Date, Metagenomi and Affini-T shall establish a joint steering committee (the “JSC”). The JSC shall have and perform the responsibilities set forth in this Article 3; provided, that, the JSC shall conduct its activities in good faith and shall not have any authority to amend this Agreement without the mutual written agreement of both Parties. Unless otherwise agreed by the Parties, the term for the JSC shall commence as of the date upon which it is established and continue until the earlier of (a) [***] or (b) [***] (“Governance Term”); provided that, the Governance Term with respect to any given Licensed Product will end upon the initiation of a Pivotal Trial with respect to such Licensed Product. From and after the expiration of the Governance Term, this Article 3 shall have no further force or effect, including on a Licensed Product-by-Licensed Product basis in accordance with the proviso in the foregoing sentence.

3.2 Membership. Each Party shall designate in writing, in its sole discretion, three (3) representatives to represent it on the JSC. The JSC may change its size from time to time by mutual written consent of the Parties (which consent may be withheld by either Party at its sole discretion) and each Party may replace its representatives at any time upon written notice to the other Party. Each Party shall appoint one or more of its representatives to serve as a co-chairperson of the JSC.

3.3 Meetings.

3.3.1 Schedule of Meetings; Agenda. [***], without limitation, the planning needs for each Research Plan and the responsibilities of the JSC. Special meetings of the JSC may be convened by any member upon [***] written notice to the other members; provided, that (a) notice of any special meeting may be waived at any time, either before or after the special meeting and (b) attendance of any member at a special meeting shall constitute a valid waiver of notice of such member. Meetings of the JSC may be held in person or by teleconference or videoconference; provided, that, any meetings held in person shall alternate between the respective offices of the Parties or be held at other locations as may be mutually agreeable to the JSC members. Each Party may invite representatives, presenters or experts of such Party or of its Affiliates as it determines is appropriate, subject to the other Party consenting to such attendance, which consent will not be unreasonably withheld, conditioned or delayed; provided, that any such guest attendees (i) shall not vote or otherwise participate in the decision-making process of the JSC and (ii) are bound by obligations of confidentiality and non-disclosure consistent with Article 9.

3.3.2 Voting; Decisions. At each JSC meeting, the representatives of a Party shall have one (1) collective vote on all matters before the JSC at such meeting. All decisions of the JSC shall be made by unanimous vote, subject to Section 3.5. The JSC may also act by written consent signed by at least [***] designated by each Party. Whenever any action by the JSC is called for hereunder during a time period in which the JSC is not scheduled to meet, the Parties may call a special meeting or circulate a written consent to the JSC in order to enable the JSC to address, and if agreed, take, the action in the requested time period.

3.3.3 Meeting Minutes. With the sole exception of specific items of any JSC meeting minutes to which the JSC cannot agree and which are escalated as provided in Section 3.5, definitive minutes of all meetings of the JSC shall be finalized [***] after the meeting to which the minutes pertain, as follows: (a) within [***] after each JSC meeting, Affini-T’s Alliance Manager shall prepare and distribute to all members of the JSC draft minutes of the meeting; (b) the JSC members shall then [***] after receiving such draft minutes to provide comments thereon to the JSC co-chairpersons; (c) upon the expiration of such [***] period, the co-chairpersons shall have an [***] to finalize the minutes; (d) if no comments are received by the JSC co-chairpersons within the [***], the minutes shall be deemed final; and (e) the JSC members shall each sign and date the final minutes. The signature of the JSC members upon the final minutes shall indicate each Party’s assent to the minutes. If at any time during the preparation and finalization of JSC meeting minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the Executive Officers pursuant to Section 3.5. The decision resulting from this escalation process shall be recorded by the co-chairpersons in amended finalized minutes for said meeting and if no resolution can be reached than the disagreement shall be reflected in the minutes accordingly.

3.3.4 Expenses. Metagenomi and Affini-T shall each bear all expenses of their respective JSC representatives related to their participation on the JSC and attendance at JSC meetings.

3.4 Responsibilities. The JSC responsibilities will include:

3.4.1 overseeing initiation of, progress of, reviewing, approving, amending and updating (as appropriate), each Research Plan;

3.4.2 discussing Metagenomi’s performance of the Metagenomi Research Activities;

3.4.3 reviewing and discussing Metagenomi’s supply abilities with respect to each Metagenomi Reagent to be utilized in a Licensed Product;

3.4.4 approving each Affini-T-Relevant DMF for submission; and

3.4.5 establishing or abolishing other such working groups or subcommittees, as needed to further the purposes of this Agreement, as mutually agreed by the Parties in writing at the JSC; provided that each such working group or subcommittee shall report to the JSC.

3.5 Dispute Resolution.

3.5.1 Generally. The JSC members shall use reasonable efforts in good faith to reach agreement on any and all matters within its responsibility. If, despite such reasonable efforts, agreement on a particular matter that is within the responsibility of the JSC cannot be reached by the JSC within[***] after the JSC first meets to consider such matter or such later date as may be mutually acceptable to the Parties (each such matter, a “Disputed Matter”), the Parties shall refer such Disputed Matter to the Executive Officers of the Parties who shall promptly initiate discussions in good faith to resolve such Disputed Matter, and if not resolved by the Executive Officers within [***] from the date the Disputed Matter is first referred to the Executive Officers, then, subject to the limitations set forth in Section 3.5.2, the Executive Officer of Affini-T shall have the right to make the final decision on such Disputed Matter, but shall only exercise such right in good faith after full consideration of the positions of both Parties.

3.5.2 Limitations.

(a) Affini-T cannot exercise its final decision making authority to (i) [***]

(b) If any Disputed Matter involves a matter outside of the decision making authority of the JSC, then such Disputed Matter shall be resolved in accordance with Section 15.1 except as otherwise expressly set forth herein.

3.6 Alliance Managers. Each Party will appoint an individual designated as the alliance manager (“Alliance Manager”). The Alliance Managers will attend each JSC meeting but will not be a member of the JSC and will be the main point of contact for each Party to exchange information and facilitate communication for general matters concerning this Agreement or Research Plans, to provide support to the JSC and such other committees and working groups as the JSC may establish and to coordinate the communication and feedback from each Alliance Manager’s organization.

3.7 Project Leaders. Each Party will appoint a project leader for each Research Plan (each a “Project Leader”). The Project Leaders will be responsible for the day-to-day exchange of information and communication in connection with its assigned Research Plan(s) and will be the first contact person for the other Party for operational and scientific matters with regard to such Research Plan. The Project Leaders will routinely report on the progress of its assigned Research Plan(s) to the JSC.

4. RESEARCH ACTIVITIES

4.1 Research Plan.

4.1.1 Initial Research Plan. From time to time during the Term, Affini-T may draft and propose to the JSC and the JSC shall promptly ([***]) upon receipt of such proposal, consider and subject to Section 3.5, approve research plan(s) for Gene Edits describing the applicable Metagenomi Research Activities (each, a “Research Plan”). As of the Effective Date, the Parties have agreed to the Research Plan for [***] attached hereto as Schedule 4.1. Each Research Plan will include a description of all Metagenomi Research Activities to be performed thereunder, a budget for the conduct of such Metagenomi Research Activities (“Plan Budget”), a timeline for Metagenomi’s performance, key milestones and progress/data/discovery reporting requirements, deliverables, one or more success criteria with respect to such Research Plan and the required contents of the final report and data package to be delivered to Affini-T upon completion of the Research Plan (the “Data Package”).

4.1.2 Quarterly Review of Research Plan. During each Calendar Quarter JSC meeting, the JSC shall review the contents of each Research Plan, progress under each Research Plan and discuss and mutually agree on any amendment or update (as appropriate) for such Research Plan.

4.2 Conduct of Research Plan.

4.2.1 Metagenomi Responsibilities.

(a) Metagenomi shall use Commercially Reasonable Efforts to perform the Metagenomi Research Activities and deliver to Affini-T the Metagenomi Reagents (including, as and to the extent applicable, [***] in the quality and amounts provided in the applicable Research Plan and the Data Package in accordance with the timelines set forth in the applicable Research Plan, and to commit such resources (including employees, agents, consultants, facilities, equipment and materials) as are necessary to comply with such diligence obligation. Metagenomi shall use Commercially Reasonable Efforts to perform its obligations under each Research Plan until such Research Plan has been completed or terminated in accordance with the terms of the Agreement.

(b) Without limiting Metagenomi’s supply and transfer obligations under Section 4.2.1(a) and the Development Supply Agreement and Quality Agreement, upon Metagenomi’s completion of its obligations, including delivery of all deliverables, and achievement of all success criteria (or all success criteria are achieved except for those expressly waived by Affini-T in writing or those that Metagenomi demonstrates to Affini-T’s satisfaction that Metagenomi has used Commercially Reasonable Efforts to achieve without success), set forth in a given Research Plan, Metagenomi shall notify Affini-T in writing of such completion and submit to Affini-T the Data Package for such Research Plan (the “Research Plan Completion”). Affini-T acknowledges and agrees that Metagenomi is not providing any guarantee that all success criteria in a Research Plan will be met, and Research Plan Completion will be achieved when all work under the Research Plan has been completed and all success criteria has been achieved, except for those success criteria expressly waived by Affini-T in writing or those that are demonstrated to Affini-T’s satisfaction have been the subject of Metagenomi’s Commercially Reasonable Efforts to achieve without success. Within [***] after Affini-T’s receipt of such notice and Data Package, the JSC shall meet to discuss the Data Package. If Affini-T does not believe Research Plan Completion has been achieved, it shall so notify Metagenomi and the Parties will discuss in good faith the status of the activities under the Research Plan. Affini-T may request any reasonable updates or additional information with respect to the Data Package that are reasonably necessary for Affini-T to exercise its rights under this Agreement with respect to the applicable Metagenomi Reagents. If Affini-T notifies Metagenomi that such Data Package contains inaccuracies or lacks necessary information generated under the Research Plan or is otherwise not complete, the Parties shall confer in good faith with respect to any changes or additions recommended by Affini-T, including the performance by Metagenomi of reasonable additional Metagenomi Research Activities that will be reflected in an updated Research Plan.

(c) Metagenomi shall assign such scientific and technical personnel and allocate such other resources as are reasonably necessary for performing the activities as are assigned to it in each Research Plan and shall perform such activities in accordance with all Applicable Laws (including GRPs and GLPs) in each case to the extent applicable to performance of the relevant Research Plan activities by Metagenomi, the terms and conditions of this Agreement, and within generally accepted professional standards. Metagenomi shall be solely responsible for the safety and health of its employees and consultants, and for compliance with all Applicable Laws related to health, safety and the environment, including providing its employees and consultants with all required information and training concerning any potential hazards involved in performing such activities and any precautionary measures to protect its employees and consultants from any such hazards. Metagenomi shall reasonably train its personnel assigned to perform activities under this Agreement to ensure compliance with each Research Plan and shall ensure that any personnel so assigned shall be capable of professionally and competently performing the activities assigned to Metagenomi in each Research Plan.

(d) Except as set forth below in Article 7, in performing the Metagenomi Research Activities, Metagenomi shall not have the right to subcontract any of such activities without the prior written consent of Affini-T; provided that Metagenomi shall cause its subcontractors to comply with the provisions of this Agreement in connection with such performance. Metagenomi shall execute a formal written agreement with any such permitted subcontractor governing the provision of services by such subcontractor. Each such subcontractor agreement shall (i) require such subcontractor to comply with the terms and conditions of this Agreement (including those provisions governing intellectual property, confidentiality and audit rights) and (ii) prohibit such subcontractor from further subcontracting. Metagenomi’s execution of such a subcontractor agreement shall not relieve Metagenomi of any of its obligations under this Agreement. Metagenomi shall remain jointly and severally liable to Affini-T for any performance or non-performance of any such subcontractor, and Metagenomi hereby expressly waives any requirement that Affini-T exhaust all right, power or remedy, or proceed against any such subcontractor, prior to proceeding directly against Metagenomi.

(e) In the event that Metagenomi or its Affiliate is conducting any discovery, research, development, manufacture, commercialization or other exploitation of any therapeutic, diagnostic or preventative TCR-based therapy directed to an Affini-T Clinical Target other than under this Agreement (“Competing Business”), Metagenomi shall establish and enforce Firewalls between such activities and personnel (subject to the terms of Section 1.69) performing Metagenomi Research Activities under this Agreement for so long as Metagenomi performs Metagenomi Research Activities. For clarity, Metagenomi and its Affiliates shall not reference, use or otherwise exploit any Affini-T IP (or other Confidential Information of Affini-T, including Product Information) in conducting or pursuing the Competing Business.

4.2.2 Affini-T Responsibilities. In support of Metagenomi’s activities under each Research Plan, Affini-T will provide Metagenomi, subject to Article 9, with access to Know-How (including data and other information) that is Controlled by Affini-T that is necessary or reasonably useful for the performance of such Metagenomi Research Activities.

4.2.3 Research Plan Costs. Affini-T will pay all reasonable costs actually incurred by Metagenomi for the performance of Metagenomi Research Activities under each Research Plan (“Research Costs”); provided that, Affini-T is not obligated to pay any costs and expenses that exceed the Plan Budget set forth in the applicable Research Plan and Metagenomi shall not be obligated to provide any services or materials for which it will not be paid under the applicable Plan Budget; provided, further, that in the case it appears that the Plan Budget will be exceeded, the Party identifying such issue shall promptly notify the other Party and the Parties shall discuss in good faith any reasonable adjustments to the Plan Budget. [***] Metagenomi will submit to Affini-T a detailed invoice, including the Metagenomi Research Activities completed and the actual Research Costs incurred in connection with each such Metagenomi Research

Activity pursuant to the Plan Budget as well as appropriate receipts for passthrough costs for the Research Costs that Metagenomi [***] and Affini-T will pay all undisputed invoices (or portions thereof) within[***] of receipt of such invoice pursuant to Section 8.4.5(c); provided that (i) Affini-T may reasonably request Metagenomi to provide additional details, documents or support in connection with any invoice and (ii) Affini-T shall pay all disputed invoices within[***] following resolution of a dispute by the Parties regarding any invoice. Affini-T shall have the right to audit Metagenomi’s Research Costs by way of Section 8.4.4 applied mutatis mutandis (with appropriate substitution/replacement of relevant Party and subject matter references).

4.3 Compliance.

4.3.1 Applicable Laws. Metagenomi shall perform the Metagenomi Research Activities in compliance with all Applicable Laws. For clarity, with respect to each activity performed under the Research Plan that will or would reasonably be expected to generate any results, data, or analyses to be submitted to a Regulatory Authority in support of an IND, each Party shall comply with the regulations and guidance of the FDA that constitute GRP, GLP or GMP (or, if and as appropriate under the circumstances, International Conference on Harmonization (“ICH”) guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Territory).

4.3.2 Compliance with Anti-Corruption Laws. In connection with this Agreement, each Party will comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and any laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

4.3.3 Prohibited Conduct. In connection with this Agreement, neither Party has made, offered, given, promised to give, or authorized, and neither Party will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly, to any person or to any Government Official for the purpose of: (a) improperly influencing any act or decision of the Person or Government Official; (b) inducing the Person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) securing any improper advantage; or (d) inducing the Person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist Metagenomi or Affini-T in obtaining or retaining business.

4.3.4 Certain Standards Applicable to Metagenomi Work. All research done by Metagenomi for non-regulated work under this Agreement will be conducted in accordance with the Research Plan, GRP, and all applicable data privacy and security laws and regulations.

4.3.5 Compliance Audits. Without limiting Section 8.4.4 (which is specific to financial audits) and other Sections cross-referencing to Section 8.4.4, Affini-T shall have the right to audit Metagenomi and the facility(ies) where Metagenomi is performing activities under any Research Plan, including reviewing such documents and records, as is reasonably necessary for assessing Metagenomi’s performance of the Research Program. Such audit and document review shall be conducted during business hours no more than [***] and only upon [***]advance notice by Affini-T and the mutual agreement of the Parties as to the specific date and time for such audit; provided, however, that in the case of audits for cause, the [***] audit limit shall not apply and Affini-T shall request such audit upon at least [***] advance written notice. It is understood that Affini-T undertakes no obligation to inspect, audit or qualify the facility(ies) and any inspection conducted hereunder is for Affini-T’s sole interest without undertaking any obligation or liability to Metagenomi or any other person or entity. Any audit under this Section 4.3.5 conducted by or on behalf of Affini-T shall not relieve Metagenomi from any of its obligations or liabilities under this Agreement. Affini-T shall not have the right in connection with any such audit to obtain access to information or materials that are (a) solely related to Metagenomi’s collaboration with Third Parties, or (b) related to Metagenomi Background IP that is not licensed to or expected to be licensed to Affini-T under this Agreement (e.g. nuclease systems that are not currently utilized under a Research Plan).

4.4 Record Keeping. For so long as any Research Plan is being performed and for [***] thereafter, each Party shall maintain complete and accurate records (paper or electronic as applicable) of its research and Development activities under the Research Plans in sufficient detail, including in sufficient detail for purposes of making patent filings, in good scientific manner, or otherwise in a manner that reflects all work done and results achieved.

4.5 Target Termination. At any time during the Term, if Affini-T conclusively determines in good faith that it will not be Developing or Commercializing any Licensed Products with respect to a particular Affini-T Clinical Target, then Affini-T shall promptly notify Metagenomi of such conclusive determination and such Affini-T Clinical Target shall cease to be an Affini-T Clinical Target under this Agreement.

5. DEVELOPMENT ACTIVITIES; REGULATORY ACTIVITIES

5.1 Responsibility for Development. As between the Parties, Affini-T shall have the sole right and responsibility, at its sole cost and expense, for the conduct of all Development activities applicable to any Licensed Product in the Territory, including the Manufacture and supply of such Licensed Product in such quantities as required for such Development activities pursuant to this Agreement (subject to Metagenomi’s Manufacturing rights and obligations under Article 7).

5.2 Engagement of Third Party Contractors. Affini-T, and its Affiliates and Sublicensees, shall have the right to engage Third Party contractors to perform any of its Development activities. Affini-T shall cause its contractors to comply with the provisions of this Agreement in connection with such performance. Affini-T shall execute a formal written agreement with its contractor governing the provision of services by such contractor. Each such contractor agreement shall require such contractor to comply with the applicable terms and conditions of this Agreement (including those provisions governing intellectual property, confidentiality and audit rights). Affini-T’s execution of such a contractor agreement shall not relieve Affini-T of any of its obligations under this Agreement. Affini-T shall remain jointly and severally liable to Metagenomi for any performance or non-performance of any such contractor, and Affini-T hereby expressly waives any requirement that Metagenomi exhaust all right, power or remedy, or proceed against any such contractor, prior to proceeding directly against Affini-T.

5.3 Development Diligence. Upon Affini-T’s exercise of its Exclusive Option or Non-Exclusive Option with respect to a given Affini-T Clinical Target, Affini-T will use Commercially Reasonable Efforts during the Term to Develop, including seeking Regulatory Approval for, at least one (1) Exclusive Licensed Product or Nonexclusive Licensed Product, as applicable, directed to such Affini-T Clinical Target [***].

5.4 Progress Reports. From the date of the Option exercise until [***], Affini-T shall provide Metagenomi an annual written update on the progress of its efforts to Develop Licensed Product(s) with respect to such Affini-T Clinical Target, including a high-level summary of material (a) Clinical Trials completed, (b) work-in-progress, (c) current schedules or anticipated events or milestones, and (d) transaction(s) involving Licensed Products, which summaries shall include relevant activities conducted and being conducted by Affini-T’s Affiliates or Sublicensees.

5.5 Regulatory Matters.

5.5.1 Regulatory Filings Generally. As between the Parties, Affini-T shall have the sole right and responsibility for (i) preparing, filing and maintaining all Regulatory Filings for Licensed Products in the Territory and (ii) reporting to Regulatory Authorities all adverse, including serious, events occurring in any Clinical Trial conducted by or on behalf of Affini-T related to Licensed Products, to the extent required by Applicable Laws. Metagenomi shall prepare and file with the FDA a MG DMF (or an amendment to a pre-existing MG DMF) containing pertinent chemistry manufacturing control (CMC) information regarding the Metagenomi Reagents required for Affini-T’s IND submissions (each such MG DMF, an “Affini-T-Relevant DMF”); provided that Affini-T shall notify Metagenomi at [***] to Affini-T’s first anticipated IND filing (or foreign equivalent) for a Licensed Product, including through an update at the JSC, and Metagenomi shall file such an Affini-T-Relevant DMF at [***]to the date of such anticipated IND filing, subject to JSC approval to so file. Metagenomi hereby grants Affini-T or its designee a right of reference to all MG DMFs in any Regulatory Filing related to the use of the Metagenomi Reagents for a Licensed Product. Metagenomi shall provide Affini-T a copy of any MG DMF submission that also qualifies as an Affini-T-Relevant DMF at [***] prior to the date of such anticipated IND filing; provided that Affini-T shall not have the right to download copies of such Affini-T Relevant DMF. Affini-T shall have the right, but not the obligation, to provide comments and feedback with respect to such proposed DMF submission. Metagenomi shall consider Affini-T’s comments and feedback in good faith, including amending a pre-existing DMF as appropriate, and shall provide subsequent iterations of each such Affini-T-Relevant DMF until Affini-T has no further comments or feedback and then the Affini-T Relevant DMF shall be submitted to the JSC for approval. After Metagenomi or its Affiliate submits an Affini-T-Relevant DMF to a Regulatory Authority (following JSC approval to so submit), and upon Affini-T’s written request [***] prior to an anticipated IND filing (or foreign equivalent) for such Licensed Product, Metagenomi shall provide to such Regulatory Authority a Letter of Authorization (letter of access or other foreign equivalent) advising such Regulatory Authority that Affini-T has a right of reference with respect to, and permitting such Regulatory Agent the right to reference, the applicable DMF. Upon Affini-T’s request, Metagenomi shall update such Letter of Authorization (letter of access or other foreign equivalent) to grant such right of reference to Affini-T’s successor or permitted assign.

5.5.2 Licensed Product-Related Regulatory Interactions. Affini-T shall be solely responsible for any communications with any Regulatory Authorities regarding the Licensed Products. In the event that Metagenomi receives any communication from a Regulatory Authority regarding a Licensed Product, Metagenomi shall refer such Regulatory Authority to Affini-T and shall not otherwise communicate with such Regulatory Authority without Affini-T’s prior written consent. Affini-T shall have the right to require that Metagenomi make available (at Metagenomi’s cost and expense) an appropriate representative to be present, as a silent observer (except as Affini-T may expressly authorize otherwise), during a meeting or substantive telephone conference call with any Regulatory Authorities relating to Metagenomi Reagents.

5.5.3 Regulatory Consultation. Each Party will appoint a representative to discuss regulatory matters related to Metagenomi Reagents and Licensed Products with the other Party on a Calendar Quarter basis (each, “Regulatory Representative”), until such time as the Parties agree (each at its own discretion) in writing that such meetings will no longer be held. Such meetings may take place in person or by tele-/video-conference as the Regulatory Representatives may agree between themselves. The Regulatory Representatives shall discuss interactions and filings with Regulatory Authorities relating to: (a) with respect to Metagenomi and Metagenomi Reagents, for so long as there are outstanding Research Plans, all Metagenomi Reagents that are subject of any such Research Plans, and thereafter, all Metagenomi Reagents that are incorporated into one or more Licensed Products; or (b) with respect to Affini-T, Metagenomi Reagents for using Gene Edits to Manufacture Licensed Products.

5.6 Know-How Sharing; Cooperation. Promptly after the Effective Date (and in no event longer than [***]after the Effective Date), and from time-to-time thereafter, Metagenomi shall disclose or deliver to Affini-T copies of all Know-How in Metagenomi’s or its Affiliate’s possession (and will use reasonable efforts to obtain all data and information in Metagenomi’s contract researcher’s possession) relating to the Development and Commercialization of Licensed Products to the extent necessary or useful for Affini-T’s performance or exercise of its rights under this Agreement, including [***]. Metagenomi shall promptly notify Affini-T regarding [***]. Upon Affini-T’s reasonable request, Metagenomi will provide technical assistance to Affini-T during such disclosure or delivery set forth in the preceding sentences. Metagenomi shall, [***] reasonably cooperate with Affini-T in the Development of any Licensed Products, including making its employees and non-employee consultants reasonably available to consult with Affini-T on issues arising during Affini-T’s Development and in connection with any request related to a Licensed Product or its Development from any Regulatory Authority, including regulatory, scientific, technical and clinical testing issues.

6. COMMERCIALIZATION OF PRODUCTS

6.1 Responsibility for Commercialization of Licensed Products. As between the Parties, Affini-T shall be responsible for the Commercialization of Licensed Products in the Territory, including (a) the conduct of all pre-marketing, marketing, promotion, sales, distribution, import and export activities (including securing reimbursement, sales and marketing and conducting any post-marketing trials or databases and post-marketing safety surveillance); (b) reporting of all adverse, including serious, events to Regulatory Authorities if and to the extent required by Applicable Laws; (c) the timing for the launch of Licensed Products and for submitting applications for reimbursement with respect to Licensed Products in any country in the Territory; and (d) booking all sales of Licensed Products in the Territory.

6.2 Commercialization Diligence. Upon Affini-T’s exercise of its Exclusive Option or Non-Exclusive Option with respect to a given Affini-T Clinical Target and subject to obtaining Regulatory Approval for an Exclusive Licensed Product or Nonexclusive Licensed Product, as applicable, directed to such Affini-T Clinical Target, Affini-T shall use Commercially Reasonable Efforts during the Term to Commercialize at least one (1) Exclusive Licensed Product or Nonexclusive Licensed Product, as applicable, directed to such Affini-T Clinical Target [***].

6.3 Compliance. Affini-T shall perform its Commercialization activities in compliance in all material respects with all Applicable Laws.

7. MANUFACTURE AND SUPPLY

7.1 Metagenomi Reagents Supply. Metagenomi shall define, subject to the terms and conditions of this Agreement, and the Development Supply Agreement and Development Quality Agreement, or the Commercial Supply Agreement and Commercial Quality Agreement, as applicable, the strategy and plans to manufacture Metagenomi Reagents supplied by Metagenomi and shall keep Affini-T informed on the progress therefor. Subject to Section 2.1.2(d), Metagenomi will supply, and Affini-T will purchase from Metagenomi, all of the Metagenomi Reagents ordered by Affini-T to be used for Gene Edits in the manufacture of Licensed Products for pre-clinical research use pursuant to one or more Research Plans and clinical Development use pursuant to the Development Supply Agreement and Quality Agreement. The Parties will enter into a supply agreement (the “Development Supply Agreement”) and a Quality Agreement for Development purposes (the “Development Quality Agreement”) within[***] after Affini-T’s exercise of its first Option unless mutually extended by the Parties in writing. Upon Affini-T’s request, to be made at a logical time based on JSC discussions with respect thereto (but, in any event, prior to filing for Drug Approval Application) for a Licensed Product, the Parties shall amend the Development Supply Agreement (the “Commercial Supply Agreement”) and Development Quality Agreement (the “Commercial Quality Agreement”) to cover the supply of Metagenomi Reagents for Commercial purposes within [***] of such request. The Development Supply Agreement and Development Quality Agreement will include supply amount, cost (for development supply, to be set at Metagenomi’s manufacturing costs therefor (as will be further defined) plus a reasonable mark-up to be set forth in the Development Supply Agreement, and for commercial supply, the Parties will agree on reasonable fixed tier pricing to be set forth in the Commercial Supply Agreement), quality requirements, appropriate supply contingency plans, define supply defaults and remedies therefor, and certain manufacturing and scale up matters and other terms and conditions typically contained in a contract manufacturing services agreement.

7.2 Agreement Resolution.

7.2.1 Development Supply Agreement Finalization. If the Parties have not entered into a Development Supply Agreement within [***] after Affini-T’s exercise of its first Option or such later date as mutually extended by the Parties in writing, the finalization of such Development Supply Agreement shall be finally resolved by binding arbitration. [***].

7.2.2 Development Quality Agreement Finalization. If the Parties have not entered into a Development Quality Agreement within [***] after Affini-T’s exercise of its first Option or such later date as mutually extended by the Parties in writing, the finalization of such Development Quality Agreement shall be finally resolved by binding arbitration. [***]

8. CONSIDERATION

8.1 Equity Grant.

8.1.1 Initial Equity Grant. In partial consideration of Metagenomi entering into this Agreement, Affini-T will, promptly following the Effective Date, issue 719,920 shares of Affini-T’s common stock to Metagenomi or its Affiliate in accordance with the terms of that certain restricted stock agreement, in substantially the form attached hereto as Schedule 8.1(a) (the “Initial RSA”), to be executed by the Parties contemporaneously with the execution of this Agreement.

8.1.2 Milestone Equity Grant. In partial consideration of Metagenomi entering into this Agreement, Affini-T will issue an additional 933,650 shares of Affini-T’s common stock to Metagenomi or its Affiliate in accordance with the terms of that certain restricted stock agreement, in substantially the form attached hereto as Schedule 8.1(b) (the “Milestone RSA”), to be executed by the Parties promptly following the achievement of the Milestone.

8.2 Option Exercise Payments. Within [***] after providing a written notice identifying an Affini-T Clinical Target(s) with respect to which Affini-T wishes to exercise its Option for either an Exclusive License, a Non-Exclusive License or both, Metagenomi shall submit an invoice to Affini-T pursuant to Section 8.4.5(c) and Affini-T shall, within [***] of receipt of such invoice, make the following up to two-times (once for each Field), on an Affini-T Clinical Target-by-Affini-T Clinical Target basis (and corresponding to whether an Exclusive License, a Non-Exclusive License or both is/are taken with respect to such Affini-T Clinical Target), payments to Metagenomi (“Option Exercise Fee”):

Option for Commercial License in a Field	Option Exercise Fee for Exclusive License ($ US Dollars)		Option Exercise Fee for Non- Exclusive License ($ US Dollars)
Exercise of First Option in a Field	[	***]	[	***]
Exercise of Second Option in a Field	[	***]	[	***]
Exercise of Third Option in a Field	[	***]	[	***]
Exercise of Fourth Option in a Field	[	***]	[	***]
Exercise of Fifth Option in a Field	[	***]	[	***]
Exercise of Sixth Option in a Field	[	***]	[	***]

8.3 Milestone Payments.

8.3.1 Development Milestones. Affini-T shall notify Metagenomi within [***] after the first achievement of each of the following Development milestone events with respect to each Affini-T Clinical Target once for each Field. Metagenomi shall submit an invoice to Affini-T for the applicable payment pursuant to Section 8.4.5(c) and Affini-T shall, within [***] of receipt of such invoice, make the following payments once for each Field, on an Affini-T Clinical Target-by-Affini-T Clinical Target basis (and corresponding to whether the Licensed Product achieving the relevant milestone is an Exclusively Licensed Product or a Non-Exclusively Licensed Product). Each Development milestone shall be payable only once for each Affini-T Clinical Target in each Field once for each Field regardless of the number of Exclusively Licensed Products or Non-Exclusively Licensed Products associated with such Affini-T Clinical Target that achieve such milestone event. In the event a Licensed Product is directed to more than one Affini-T Clinical Target, such Licensed Product shall only trigger payment of applicable Development milestone amounts for a single Affini-T Clinical Target.

Development Milestone Event in a Field	Exclusively Licensed Product Milestone Payment ($ US Dollars)		Non-Exclusively Licensed Product Milestone Payment ($ US Dollars)
[***]	[	***]	[	***]
[***]	[	***]	[	***]

Development Milestone Event in a Field	Exclusively Licensed Product Milestone Payment ($ US Dollars)	Non-Exclusively Licensed Product Milestone Payment ($ US Dollars)
Maximum Total Development Milestone Payments	$18,750,000 for each Affini-T Clinical Target if all Development Milestones were achieved by an Exclusively Licensed Product and a Non-Exclusively Licensed Product both directed to such Affini-T Clinical Target [***]

*	For the purposes of this Section 8.3.1, “[***]” means the earlier of (a) [***], (b) [***], or (c) [***].

8.3.2 Regulatory Approval Milestones. Affini-T shall notify to Metagenomi within [***] after the first achievement of each of the following Regulatory Approval milestone events with respect to each Affini-T Clinical Target once for each Field. Metagenomi shall submit an invoice for the applicable payment to Affini-T pursuant to Section 8.4.5(c) and Affini-T shall, within [***] of receipt of such invoice, make the following payments once for each Field, on an Affini-T Clinical Target-by-Affini-T Clinical Target basis (and corresponding to whether the Licensed Product achieving the relevant milestone is an Exclusively Licensed Product or a Non-Exclusively Licensed Product). Each Regulatory Approval milestone shall be payable only once for each Affini-T Clinical Target in each Field regardless of the number of Exclusively Licensed Products or Non-Exclusively Licensed Products associated with such Affini-T Clinical Target that achieve such milestone event. In the event a Licensed Product is directed to more than one Affini-T Clinical Target, such Licensed Product shall only trigger payment of applicable Regulatory Approval milestone amounts for a single Affini-T Clinical Target.

Regulatory Approval Milestone Event in a Field	Exclusively Licensed Product Milestone Payment ($ US Dollars)		Non-Exclusively Licensed Product Milestone Payment ($ US Dollars)
[***]	[	***]	[	***]
[***]	[	***]	[	***]
[***]	[	***]	[	***]

Regulatory Approval Milestone Event in a Field	Exclusively Licensed Product Milestone Payment ($ US Dollars)	Non-Exclusively Licensed Product Milestone Payment ($ US Dollars)
Maximum Total Regulatory Approval Milestone Payments	$40,625,000 for each Affini-T Clinical Target if all Regulatory Approval Milestones were achieved by an Exclusively Licensed Product and a Non-Exclusively Licensed Product both directed to such Affini-T Clinical Target [***]

8.3.3 Commercial Sales Milestones. On a Affini-T Clinical Target-by-Affini-T Clinical Target basis, Affini-T shall notify and pay to Metagenomi within [***] after the first achievement of each of the following Commercial sales milestone events as determined by aggregating Net Sales of all Licensed Products directed to a given Affini-T Clinical Target (i.e., all Exclusively Licensed Products and Non-Exclusively Licensed Products directed to a given Affini-T Clinical Target). Metagenomi shall submit an invoice to Affini-T for the applicable payment pursuant to Section 8.4.5(c) and Affini-T shall, within [***] of receipt of such invoice, make the following one-time payments.

Commercial Sales Milestone Event	Milestone Payment ($ US Dollars)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Maximum Total Commercial Sales Milestone Payments	$250,000,000 for each Affini-T Clinical Target [***]

In the event [***] or more Commercial sales milestone events are achieved in the same Calendar Year, Affini-T shall pay to Metagenomi each Commercial sales milestone payment corresponding to the respective Commercial sales milestone event. For the avoidance of doubt, each Commercial sales milestone payment shall be payable one time upon the first achievement of the corresponding Commercial sales milestone event, regardless of the number of times such Commercial sales milestone event may be achieved.

Once the Royalty Term with respect to a given Licensed Product and country has expired, the Net Sales of such Licensed Product in such country shall not count towards cumulative Net Sales for purposes of this Section 8.3.3.

8.3.4 Notice of Missing Payment. If Metagenomi believes any of the foregoing milestone event (Development, Regulatory Approval or Commercial sale) has occurred and it has not received payment of same from Affini-T, it shall so notify Affini-T in writing and shall provide to Affini-T documentation or other information that supports its belief.

8.4 Payment of Royalties; Royalty Rates; Accounting and Records.

8.4.1 Payment of Royalties. On a Licensed Product-by-Licensed Product and country-by-country basis, during the applicable Royalty Term for such Licensed Product and country, Affini-T shall pay Metagenomi tiered royalties on the worldwide Annual Net Sales of such Licensed Product at the royalty rates set forth below. No more than one royalty payment shall be due per Licensed Product per Calendar Quarter during the Royalty Term for such Licensed Product.

Annual Net Sales Thresholds (Determined on an Affini-T Clinical Target-by- Affini-T Clinical Target basis)	Exclusively Licensed Product Royalty Rate		Non-Exclusively Licensed Product Royalty Rate
Annual Net Sales of all Licensed Products directed to a given [***] is less than [***]	[	***]	[	***]
Annual Net Sales of all Licensed Products directed to a given [***]is equal to or greater than [***]but less than [***]	[	***]	[	***]
Annual Net Sales of all Licensed Products directed to a given [***]is equal to or greater than [***]but less than [***]	[	***]	[	***]
Annual Net Sales of all Licensed Products directed to a given [***]Target is equal to or greater than [***]	[	***]	[	***]

Once the Royalty Term with respect to a given Licensed Product and country has expired, the Net Sales of such Licensed Product in such country shall not count towards cumulative Net Sales for purposes of establishing Net Sales tiers pursuant to this Section 8.4.1.

8.4.2 Adjustments to Royalty Payments.

(a) Notwithstanding anything to the contrary in Section 8.4.1, if any Licensed Product is sold in a country and [***], then the royalties shall be [***], continuing until [***] with respect to such Licensed Product and such country at issue.

(b) If Affini-T, or any of its Affiliates or Sublicensees, is a party to a (sub)license from one or more Third Parties, including any Third Party license to Patent Rights which Cover, or Know-How which relates to a given Licensed Product (or its use or manufacture), because it is necessary or useful for Affini-T, its Affiliate or Sublicensee to avoid infringement of such Patent Right or misappropriation of such Know-How in the Development, Manufacture, Commercialize or other exploitation of a Licensed Product in a given country (each such Third Party license is referred to herein as a “Third Party License”), then, [***] of any payments owed by Affini-T or any of its Affiliates or Sublicensees to any such Third Party for such a Third Party License (collectively, the “Third Party Payments”) shall be creditable against royalties payable to Metagenomi under Section 8.4.1; provided, that in no event will such credit reduce the royalties payable to Metagenomi for a given Calendar Quarter by [***]; provided, further, that if additional reductions would be possible but for the foregoing [***], then such amounts may be rolled forward to reduce future royalty payments. Notwithstanding the foregoing, if the Third Party License is necessary or useful for Affini-T, its Affiliate or Sublicensee to avoid infringement of one or more Patent Rights or misappropriation of Know-How as a result of exploitation of Metagenomi IP or the Metagenomi Reagents in accordance with the terms of this Agreement, then [***] of any Third Party Payments in connection with such Third Party License shall be creditable against payments to Metagenomi under Sections 8.3 and 8.4.1.

(c) If Affini-T is required to grant a Compulsory License to a Third Party with respect to a Licensed Product, as applicable in any country, and such Third Party actually sells such Licensed Product in such country under such Compulsory License, with a royalty rate lower than the applicable royalty rate provided by this Section 8.4, then the Parties shall share all amounts actually received by Affini-T or its Affiliates or Sublicensees from any Compulsory License in consideration of the sale of a Licensed Product less any withholding tax or other taxes as may be required under Applicable Law and actually withheld from such payment due to Affini-T, its Affiliate or Sublicensee, as applicable, [***] with Affini-T’s share included in the royalty payments and reports made pursuant to Section 8.4.3.

8.4.3 Payment Dates and Reports. Affini-T shall provide a report showing the Net Sales of each Licensed Product and calculation of the amount of royalty due to Metagenomi within [***] after the end of each Calendar Quarter in which a sale of such Licensed Product occurs, commencing with the Calendar Quarter in which [***]. Metagenomi shall submit an invoice to Affini-T based on such royalty report pursuant to Section 8.4.5(c) and Affini-T shall pay such royalty payments within [***] after receipt of invoice.

8.4.4 Records; Audit Rights. Affini-T and its Affiliates and Sublicensees involved in booking sales of the Licensed Product shall keep and maintain for [***] from the end of the Calendar Year in which Net Sales occurred (the “Retention Period”) complete and accurate records of gross sales and Net Sales by, as applicable, Affini-T and its Affiliates and Sublicensees of each Licensed Product, in sufficient detail to allow royalties to be determined accurately. Metagenomi shall have the right during the applicable Retention Period to appoint at its expense a nationally recognized independent certified public accountant reasonably acceptable to Affini-T to audit the relevant records of Affini-T and its Affiliates and Sublicensees to verify that the amount of such payment was correctly determined. Affini-T and its Affiliates and Sublicensees shall each make its records available for audit by such nationally recognized independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon [***]written notice from Metagenomi. Such audit right shall not be exercised by Metagenomi more than once in any Calendar Year or more than once with respect to sales of a particular Licensed Product in a particular period and such audit shall not unreasonably interfere with or impede Affini-T’s or its Affiliate’s or sublicensee’s business operations. All records made available for audit shall be deemed to be Confidential Information of Affini-T. The results of each audit, if any, shall be provided to and are binding on both Parties absent manifest error; provided, that, Affini-T shall be provided an opportunity to discuss the findings of any such audit with the auditor prior to disclosure of the results thereof to Metagenomi. In the event there was an underpayment by Affini-T hereunder, Affini-T shall promptly (but in any event no later than [***] after Affini-T’s receipt of the report so concluding) make payment to Metagenomi of any shortfall. Metagenomi shall bear the full cost of such audit unless such audit discloses an underreporting by Affini-T of [***] or at least [***] of the aggregate amount of royalties payable in any Calendar Year, in which case Affini-T shall reimburse Metagenomi for [***]. In the event there was an overpayment by Affini-T hereunder, Affini-T may, at its discretion, credit such overpayment in the next royalty payment or request Metagenomi to and Metagenomi shall promptly (but in any event no later than [***] after Metagenomi’s receipt of the report so concluding) make repayment to Affini-T of any such overage.

8.4.5 Payments; Withholding Tax.

(a) All payments made by Affini-T under this Article 8 shall be made by wire transfer from a banking institution in US Dollars in accordance with instructions given in writing from time to time by Metagenomi; provided however that Affini-T will, or its vendor on behalf of Affini-T, will disburse payments only to Metagenomi’s jurisdiction of incorporation or to a jurisdiction in which Metagenomi has a significant business presence.

(b) If Applicable Laws require withholding of income or other taxes imposed upon any payments made by Affini-T to Metagenomi under this Agreement, including any value added tax or sales tax, Affini-T shall (i) make such withholding payments as may be required, (ii) subtract such withholding payments from such payments, (iii) submit appropriate proof of payment of the withholding taxes to Metagenomi within a reasonable period of time, and (iv) promptly provide Metagenomi with all official receipts with respect thereto. Affini-T shall render Metagenomi reasonable assistance in order to allow Metagenomi to obtain the benefit of any present or future treaty against double taxation which may apply to such payments.

(c) All invoices required to be submitted to Affini-T under this Agreement shall be submitted by Metagenomi to Bill.com or such other vendor designated by Affini-T in writing from time to time.

9. TREATMENT OF CONFIDENTIAL INFORMATION; PUBLICITY.

9.1 Confidentiality.

9.1.1 Confidentiality Obligations. Metagenomi and Affini-T each recognizes that the other Party’s Confidential Information and Proprietary Materials constitute highly valuable assets of such other Party. Metagenomi and Affini-T each agrees that, during the Term and for an additional [***] after termination or expiration of this Agreement, (a) subject to Section 9.1.2, it will not disclose, and will cause its Affiliates not to disclose, any Confidential Information or Proprietary Materials of the other Party, (b) it will not use, and will cause its Affiliates not to use, any Confidential Information or Proprietary Materials of the other Party, except as expressly permitted in this Agreement, (c) it shall not attempt to reverse engineer, deconstruct or in any way determine the structure or composition of any of the other Party’s Proprietary Materials, and (d) it will use the same efforts to protect the other Party’s Confidential Information as it does to protect its own similar Confidential Information (but, in any event, no less efforts than a reasonable Person in the industry would use to protect similar information).

9.1.2 Limited Disclosure. Each Disclosing Party agrees that disclosure of its Confidential Information or any transfer of its Proprietary Materials may be made by the Receiving Party to any employee, director or agent of, or consultant to, such Receiving Party or to other Third Parties to enable such other Party to exercise its rights (including Affini-T’s right to fully exploit any Commercial License granted to it) or to carry out its responsibilities under this Agreement; provided, that, any such disclosure or transfer shall only be made to Persons who are bound by written obligations of confidentiality and non-use at least as strict as those described in Article 9. In addition, each Disclosing Party agrees that the Receiving Party may disclose Confidential Information of the Disclosing Party (a) on a need-to-know basis to such Receiving Party’s professional, legal and financial advisors, (b) as reasonably necessary in connection with an actual or potential (i) permitted license or sublicense of such Receiving Party’s rights hereunder, (ii) financing of such Receiving Party in a public or private offering, or (iii) merger, acquisition, consolidation, share exchange or other similar transaction involving such Receiving Party and any Third Party, (c) to any Third Party that is or may be engaged by a Receiving Party to perform services in connection with the Research Plan (or perform services in connection with carrying out Development or Commercialization activities) as necessary to enable such Third Party to perform such services, (d) as reasonably necessary to file, prosecute or maintain Patent Rights, or to file, prosecute or defend litigation related to Patent Rights, in accordance with this Agreement, (e) as reasonably necessary for Regulatory Filings or interactions with Regulatory Authorities, in each case relating to the Licensed Products, or (f) as required by Applicable Laws (including securities laws or regulations and the applicable rules of any public stock exchange in the case of any initial public offering or subsequent public offering or in response to rules or guidance of the United States Internal Revenue Service or other taxing authority, or in other legal processes, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or other securities trading institution); provided, that, in each case of clauses (a) – (c) any such disclosure or transfer shall only be made to Persons who are bound by written obligations of confidentiality and non-use consistent with those described in Article 9 (or industry standards in the case of a disclosure pursuant to clause (b)(ii)).

9.1.3 Requirement to Cooperate to Enable Accurate Public Disclosure. To the extent either Party discloses to the other Party any Confidential Information which is a fact, result or event relating to the Metagenomi Research Activities or the Development, Manufacture or Commercialization of any Licensed Product that the Receiving Party in good faith reasonably believes is insufficient to allow the Receiving Party to fully understand the materiality of such Confidential Information for purposes of determining whether the Receiving Party is required to disclose, to any Governmental Authority or publicly, any such Confidential Information in order to comply with Applicable Laws (including securities laws or regulations and the applicable rules of any public stock exchange), the Disclosing Party agrees to discuss such Confidential Information with the Receiving Party and provide any additional information reasonably necessary to enable the Receiving Party to assess the materiality, and the accuracy and completeness, of such information for such public disclosure purposes as the case may be, which additional information shall be treated as the Disclosing Party’s additional Confidential Information and shall be treated in accordance with the terms hereof.

9.2 Publicity.

9.2.1 Press Releases. The Parties shall, upon such timing as the Parties jointly agree, issue a joint press release with respect to this Agreement, and each Party may make subsequent public disclosure of the contents of such press release without further approval of the other Party. Subject to the foregoing, except as otherwise permitted under this Article 9, neither Party shall issue a press or news release or make any similar public announcement related to the Research Plan or the terms and conditions of this Agreement without the prior written consent of the other Party. If a Party determines the need to make an announcement related to this Agreement (as distinct from a publication related to a Licensed Product, which is subject to Section 9.2.2) is required by Applicable Laws, it shall, to the extent reasonably practicable and permitted, give the other Party at least [***] advance notice of the text of the announcement so that the other Party will have an opportunity to comment upon the announcement. With respect to any such public disclosure, except for the initial press release described above, the requesting Party (the “Requesting Party”) shall provide the other Party (the “Reviewing Party”) with a draft of the Content (as defined in the next sentence) of the draft press release or public disclosure for review, at least [***] (if practicable under the circumstances, or if not practicable, such shorter time) in advance of the issuance of the press release or filing. The word “Content” in this Section 9.2.1 means any information relating to the activities contemplated by this Agreement and does not include any other business information of the Requesting Party or information pertaining to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995 relating to “forward-looking statements.” The Reviewing Party may notify the Requesting Party of any reasonable objections or suggestions that the Reviewing Party may have regarding the Content in the proposed public disclosure provided for review, and the Requesting Party shall reasonably consider any such objections or suggestions that are provided in a timely manner. The Requesting Party shall use diligent and good faith efforts to adopt the reasonable requests of the Reviewing Party with respect to its Confidential Information.

9.2.2 Right to Publish/Present. Notwithstanding the foregoing or anything to the contrary in this Agreement, except as set forth in the last sentence of this Section 9.2.2, Affini-T shall have the sole right to publish or publicly present all results or any and all milestone events achieved with respect to the research (including arising from or relating to the Metagenomi Research Activities), Development, Manufacture or Commercialization of any Licensed Product; provided, that, to the extent such publication contains Metagenomi’s Confidential Information, Affini-T shall submit a draft of any proposed press release, manuscript, abstract or speech to Metagenomi at least [***] prior to any such submission for publication and at least [***] prior to any such oral presentation and Metagenomi shall have the right to notify Affini-T in writing within such [***]or [***], as applicable, period if it reasonably determines that such draft contains Confidential Information of Metagenomi, in which case Affini-T shall remove such Confidential Information from the proposed press release, manuscript, abstract or speech. Subject to the foregoing portion of this Section 9.2.2, Metagenomi shall have the right to publish or present without the prior written consent of Affini-T so long as no Confidential Information of Affini-T is included in any such publication or presentation (including no Product Information).

9.3 Permitted Publication. Notwithstanding Section 9.2, either Party may include in a public disclosure, without prior delivery to or approval by the other Party, any information which has previously been included in a public disclosure pursuant to Section 9.2. A Party relying on this Section 9.3 shall bear the burden of establishing that information has previously been included in a public disclosure that has been approved pursuant to Section 9.2 or published or publicly disclosed by the other Party.

9.4 Use of Proprietary Materials. From time to time during the Term, either Party (the “Transferring Party”) may supply the other Party (the “Recipient Party”) with Proprietary Materials of the Transferring Party for use in connection with this Agreement. Any Proprietary Materials being provided to Recipient Party shall be accompanied by a Materials Transfer Record substantially in the form of Schedule 9.4, which shall be signed by an official representative of both Parties. In connection with the receipt of any Proprietary Materials from the Transferring Party, each Recipient Party hereby agrees that (a) it shall not use such Proprietary Materials for any purpose other than exercising its rights or performing its obligations hereunder; (b) it shall use such Proprietary Materials only in compliance with all Applicable Laws; (c) it shall not transfer any such Proprietary Materials to any Third Party without the prior written consent of the Transferring Party; (d) the Recipient Party shall not acquire any rights of ownership, or title in or to, such Proprietary Materials as a result of such supply by the Transferring Party; and (e) upon the expiration or termination of this Agreement, the Recipient Party shall, if and as instructed by the Transferring Party, either destroy or return any such Proprietary Materials that are not the subject of the grant of a continuing license hereunder; provided, that each Recipient Party may retain the Proprietary Materials of the Transferring Party for the sole purpose of fulfilling regulatory requirements or industry best practices, including archived encapsulated cells from nonclinical GLP and clinical studies. EACH PARTY ACKNOWLEDGES THAT THE PROPRIETARY MATERIALS ARE BEING SUPPLIED WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE PROPRIETARY MATERIALS WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

10. INTELLECTUAL PROPERTY RIGHTS

10.1 Metagenomi In-Licensed IP. If Metagenomi knows or should have knowledge of any Metagenomi In-Licensed IP that Metagenomi has a right to sublicense (“Sublicenseable Metagenomi In-Licensed IP”), or Affini-T becomes aware of any Metagenomi In-Licensed IP, then Metagenomi or Affini-T, as applicable, shall promptly notify the other Party in writing of any such Metagenomi In-Licensed IP (i.e., Sublicenseable Metagenomi In-Licensed IP in the case of Metagenomi, and Metagenomi In-Licensed IP in the case of Affini-T), including, in the case of Metagenomi providing a general description of the relevant Sublicenseable Metagenomi In-Licensed IP and any applicable financial terms (if Affini-T initiates this process, then Metagenomi shall promptly respond to Affini-T’s initial notice advising whether such Metagenomi In-Licensed IP is Sublicenseable Metagenomi In-Licensed IP and, if it is, with such information). Upon receipt of any such notice from Metagenomi (including a subsequent notice if Metagenomi is to provide information following an initial notice from Affini-T), Affini-T shall have the right to request, and Metagenomi shall provide, a copy of the license agreement and any amendments thereto with respect to such Sublicenseable Metagenomi In-Licensed IP (the “Upstream Agreement”) and answer any reasonable questions with respect to such Upstream Agreement and Sublicenseable Metagenomi In-Licensed IP. Following such discussions, Affini-T shall have the right to include such Metagenomi In-Licensed IP as Metagenomi Background IP hereunder upon written notice to Metagenomi subject to Affini-T agreeing to be subject to any pass-through obligations or limitations applicable to Affini-T’s exercise of such rights, including responsibility for payment obligations to the extent solely attributable to the rights granted to Affini-T. To the extent Sublicenseable Metagenomi In-Licensed IP is included as Metagenomi Background IP, Metagenomi shall comply with all terms and conditions of, and shall maintain in full force and effect each relevant Upstream Agreement related to such Sublicenseable Metagenomi In-Licensed IP and shall not terminate or amend any such Upstream Agreement in a way that could have an adverse effect on Affini-T’s rights without Affini-T’s prior written consent, such consent not to be unreasonably withheld or delayed.

10.2 Ownership of Agreement IP.

10.2.1 General. As between the Parties, all right, title and interest in any Agreement Know-How and Agreement Patent Rights, shall be owned as follows:

(a) Metagenomi shall solely own all (i) Agreement Know-How that solely (1) relates to the identification, characterization, composition of matter, and manufacture of Metagenomi Reagents, or (2) constitutes an improvement to Metagenomi Background IP (collectively (1) and (2), “Metagenomi Agreement Know-How”), and (ii) Patent Rights that Cover Metagenomi Agreement Know-How (“Metagenomi Agreement Patent Rights”) (collectively (i) and (ii), “Metagenomi Agreement IP”); and

(b) Affini-T shall solely own all (i) Agreement Know-How that is not Metagenomi Agreement Know-How (“Affini-T Agreement Know-How”), including all Agreement Know-How that constitutes an improvement to Affini-T Background IP, and (ii) Patent Rights that Cover Affini-T Agreement Know-How (“Affini-T Agreement Patent Rights”) (collectively (i) and (ii), “Affini-T Agreement IP”).

10.2.2 Notice, Assignments, Assistance.

(a) Each Party shall (i) promptly notify the other Party of any Agreement Know-How made by or on behalf of itself and that is to be owned by the other Party, and (ii) hereby assigns, transfers and conveys to the other Party, or its designee, all of such Party’s worldwide right, title and interest in and to any and all Agreement IP that is to be owned by such other Party in accordance with Section 10.2.1, including any and all moral rights and intellectual property rights inherent therein and appurtenant thereto, including all Patent Rights, copyrights, trademarks, Know-How and trade secrets and the rights to apply for the same.

(b) Upon the request and at the reasonable expense of the other Party, each Party shall execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document the assignment and transfer described in Section 10.2.2(a) or to enable such other Party to secure its rights in the applicable Agreement IP, including providing any necessary powers of attorney for such purpose.

10.2.3 CREATE Act. Notwithstanding anything to the contrary in this Article 10, neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this Article 10 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings, or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

11. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

11.1 Patent Prosecution.

11.1.1 Metagenomi Patent Prosecution Rights. Subject to the last sentence of this Section 11.1.1, Metagenomi shall be solely responsible (but not obligated) for the Patent Prosecution of the Metagenomi Agreement Patent Rights. Affini-T shall cooperate with and reasonably assist Metagenomi in connection with Metagenomi’s Patent Prosecution of the Metagenomi Agreement Patent Rights (including review and providing comments for responses to office actions or official actions from worldwide patent offices), including by obtaining assignments to reflect chain of title consistent with the terms of this Agreement. All Patent Costs incurred by Metagenomi in connection with the Patent Prosecution of such Patent Rights shall be the sole responsibility of Metagenomi. If Metagenomi decides to cease prosecution of or to allow to lapse any Metagenomi Agreement Patent Right, it shall inform Affini-T of such decision promptly and, in any event, so as to provide Affini-T a reasonable amount of time to meet any applicable deadline to establish or preserve such Patent Rights. Affini-T shall have the right, but not the obligation, to assume sole responsibility for continuing the prosecution of such Patent Rights and paying any required Patent Costs to maintain such Patent Rights or defend such Patent Rights. If Affini-T notifies Metagenomi that it desires to assume responsibility for any such Metagenomi Agreement Patent Right, then Affini-T will have the right to undertake the Patent Prosecution with respect to such Patent Right in Metagenomi’s name and such Patent Right shall cease to be a Metagenomi Patent Right for purposes of determining the Royalty Term.

11.1.2 Metagenomi’s Patent Defense Rights. Metagenomi will notify Affini-T within [***] of becoming aware of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Metagenomi Agreement Patent Rights in the Territory. Metagenomi shall only be primarily responsible (but not obligated) for the Patent Defense of Metagenomi Agreement Patent Rights. At Metagenomi’s reasonable expense, Affini-T shall cooperate with and assist Metagenomi in all reasonable respects, in connection with Metagenomi’s Patent Defense activities. All Patent Costs incurred by Metagenomi in connection with the Patent Defense of such Patent Rights shall be the sole responsibility of Metagenomi. If Metagenomi decides to cease such Patent Defense with respect to any such Patent Right, it shall inform Affini-T of such decision promptly and, in any event, so as to provide Affini-T a reasonable amount of time to meet any applicable deadline to defend or preserve such Patent Rights. Affini-T shall have the right, but not the obligation, to assume sole responsibility for continuing such Patent Defense (and thereafter the prosecution of such Patent Rights). If Affini-T notifies Metagenomi that it desires to assume responsibility for any such Patent Defense, then Affini-T will have the right to undertake the Patent Defense with respect to such Patent Right in Metagenomi’s name.

11.1.3 Affini-T Prosecution Rights. As between the Parties, Affini-T, at its sole expense, shall be solely responsible for the Patent Prosecution of all Affini-T Patent Rights. Metagenomi shall cooperate with and assist Affini-T in all reasonable respects in connection with Affini-T’s Patent Prosecution of such Patent Rights, including by obtaining assignments to reflect chain of title consistent with the terms of this Agreement.

11.1.4 Affini-T’s Patent Defense Rights. Affini-T will notify Metagenomi within [***] of becoming aware of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any Affini-T Patent Rights in the Territory. Affini-T shall be responsible for the Patent Defense of such Affini-T Patent Rights. Metagenomi shall cooperate with and assist Affini-T, at Affini-T’s reasonable expense, in all reasonable respects in connection with Affini-T’s Patent Defense activities. All Patent Costs incurred by Affini-T in connection with the Patent Defense of such Affini-T Patent Rights shall be, as between the Parties, the sole responsibility of Affini-T.

11.1.5 Information and Cooperation. Metagenomi shall (a) promptly provide Affini-T with copies of all patent applications with respect to Metagenomi Agreement Patent Rights to be filed pursuant to Section 11.1.1 and other material submissions and correspondence with the applicable patent offices, at least [***] (unless the circumstances require otherwise) prior to undertaking any filing for review and comment by Affini-T and (b) provide Affini-T and its patent counsel with an opportunity to consult with Metagenomi and its patent counsel regarding the filing and contents of any such application, amendment, submission or response, during such review period and as may otherwise be agreed by the Parties. The advice and suggestions of Affini-T and its patent counsel shall be taken into consideration in good faith by Metagenomi and its patent counsel in connection with such filing; provided, that, if Affini-T fails to timely provide any comment before the proposed filing or response date, Metagenomi’s obligations under this Section 11.1.4 shall be deemed to have been fulfilled.

11.2 Third Party Infringement.

11.2.1 If (a) Metagenomi becomes aware of any suspected infringement of any Metagenomi Patent Rights or misappropriation of any Agreement Know-How, in each case with respect to the use by a Third Party of the Metagenomi Reagents to make Gene Edits directed to an Affini-T Clinical Target in the Exclusive Field (“Infringement”); or (b) Affini-T becomes aware of an Infringement, then that Party shall promptly notify the other Party of such Infringement of which it is aware (each, an “Infringement Notice”). The Parties shall promptly meet to discuss any Infringement and the strategy for patent enforcement with respect to that Infringement; provided, that, at the request of either Party, the Parties shall first execute a common interest agreement before any such meetings or exchange of detailed information.

11.2.2 Metagenomi shall have the first right, but not the obligation, to address any such Infringement in the Territory with respect to the Metagenomi Agreement IP, taking reasonable steps, which may include the institution of legal proceedings or other action, and to compromise or settle such Infringement (each, an “Infringement Response”); provided, that: (A) Metagenomi shall keep Affini-T reasonably informed about any such Infringement Response and Affini-T shall provide all reasonable cooperation to Metagenomi in connection with such Infringement Response; (B) Metagenomi shall not take any position with respect to, or compromise or settle, any such Infringement that relates to any Metagenomi Agreement IP in any way that is reasonably likely to adversely affect the scope, validity or enforceability of any Affini-T Agreement IP, the Commercial License or any Licensed Product, without the prior consent of Affini-T, which consent shall not be unreasonably withheld, conditioned or delayed; and (C) if Metagenomi does not intend to or does not take any action to prosecute or defend an Infringement of Metagenomi Agreement IP within [***] after the date of the Infringement Notice, or ceases to diligently pursue an Infringement Response with respect to such an Infringement of Metagenomi Patent Rights, it shall promptly inform Affini-T in such a manner that such Infringement Response will not be prejudiced and Affini-T shall have the right, but not the obligation, to assume sole responsibility to prosecute or defend an Infringement of such Patent Rights and paying all future costs associated with such Infringement Costs. All costs, including attorneys’ fees, relating to an Infringement Response from Metagenomi shall be borne solely by Metagenomi.

11.2.3 Each Party shall have the right to participate and be represented by counsel that it selects, in any Infringement Response instituted or continued under Section 11.2.2 by the other Party. If a Party with the right to initiate an Infringement Response under Section 11.2.2 to eliminate an Infringement lacks standing to do so and the other Party has standing to initiate such action, then the Party with the right to initiate an action under Section 11.2.2 may name the other Party as plaintiff in such action or may require the Party with standing to initiate such Infringement Response at the expense of the other Party.

11.2.4 In any Infringement Response instituted under this Section 11.2, the Parties shall cooperate with and reasonably assist each other in all reasonable respects. Upon the reasonable request of the Party instituting that Infringement Response, the other Party shall join such Infringement Response and shall be represented using counsel of its own choice, at the requesting Party’s expense.

11.2.5 Any settlements, damages or monetary awards (“Recovery”) recovered by either Party pursuant to any Infringement Response shall, after reimbursing the Parties for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), be [***]or[***]

11.3 Defense of Claims. If any action, suit or proceeding is brought against either Party or any Affiliate of either Party alleging the misappropriation or infringement of the Know-How or Patent Rights of a Third Party by reason of the research, Development, Manufacture or Commercialization of any Licensed Product or component thereof, including receipt of any notices of infringement under 35 U.S.C. § 271(e)(2), 42 U.S.C. § 262(1), or 42 U.S.C. § 262(1)(9)(C), such Party shall notify the other Party within [***] of the earlier of (a) receipt of service of process in such action, suit or proceeding, or (b) the date such Party becomes aware that such action, suit or proceeding has been instituted. To the extent such action, suit or proceeding does not relate to Metagenomi Reagents, Affini-T shall have the sole right but not the obligation to control and defend such action, suit or proceeding at its sole expense. To the extent such action, suit or proceeding relates to Metagenomi Reagents, the Parties shall meet as soon as possible to discuss the overall strategy for defense of such matter and except as unanimously agreed by the Parties, (i) Affini-T shall have the right but not the obligation to control and defend such action, suit or proceeding at its sole expense; (ii) Metagenomi shall have the right to engage separate counsel at its own expense in any such action, suit or proceeding; and (iii) the Parties shall cooperate with each other in all reasonable respects in any such action, suit or proceeding. Each Party shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement or misappropriation and a Metagenomi Reagent that is received by such Party including all documents filed in any litigation

11.4 Patent Term Extension. The Parties shall cooperate with each other in obtaining patent term extensions or supplemental protection certificates or their equivalents in any country in the Territory where applicable to any Patent Right Covering a Licensed Product. Such cooperation shall include diligently and timely conferring and coordinating with respect to such matters to ensure compliance with applicable filing deadlines and agreeing on procedures to be followed by the Parties to ensure such compliance. In the event that elections with respect to obtaining such patent term extension are to be made or the Parties otherwise disagree, Affini-T shall have the right to make the election or decision solely with respect to any Affini-T Patent Rights, and Metagenomi shall retain the right with respect to an election or decision with respect to the Metagenomi Patent Rights; provided that, Metagenomi shall consider any input from Affini-T with respect to the decision to extend Metagenomi Patent Rights in good faith.

12. TERM AND TERMINATION

12.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect, unless otherwise terminated pursuant to Section 12.2, until the fifth year anniversary of the Effective Date (the “Initial Term”); provided that, if Affini-T exercises an Exclusive Option with respect to any Affini-T Clinical Target during the Initial Term, then the Initial Term shall be extended by five (5) years (the “Extended Term”) to allow Affini-T to exercise its Option with respect to other Affini-T Clinical Targets. Following the expiration of the Extended Term, if any, this Agreement shall survive, on an Affini-T Clinical Target-by-Affini-T Clinical Target basis, with respect to each Affini-T Clinical Target for which Affini-T has exercised its Option during the Initial Term or Extended Term until the earlier of (i) termination of such Affini-T Clinical Target in its entirety under Section 12.2 and (ii) the last day of the Royalty Term for the last Licensed Product associated with such Affini-T Clinical Target (collectively, the Initial Term, Extended Term (if any) and foregoing survival, the “Term”). Upon the expiration of the Royalty Term with respect to a given Licensed Product, country, and Field, the Commercial License granted to Affini-T shall be retained as fully paid-up, irrevocable and perpetual licenses with respect to such Licensed Product, country, and Field.

12.2 Termination. This Agreement, a given Affini-T Clinical Target or a Licensed Product may be terminated as follows:

12.2.1 Unilateral Right to Terminate. Affini-T may terminate this Agreement (a) in its entirety, or (b) on (i) a Research Plan-by-Research Plan basis, (ii) an Affini-T Clinical Target-by-Affini-T Clinical Target basis, or (iii) a Licensed Product-by-Licensed Product basis (terminations under this subclause (b), a “Partial Termination”), effective at any time by providing not less than sixty (60) days’ prior written notice to Metagenomi.

12.2.2 Termination for Breach. If a Party materially breaches this Agreement, then the non-breaching Party may provide the breaching Party with a written notice specifying the nature of the breach, and stating its intention to terminate this Agreement if such breach is not cured; provided, that, this Agreement may only be terminated in its entirety pursuant to this Section 12.2.2 if the material breach materially and adversely impacts this Agreement as a whole, otherwise such termination must be specific to the impacted Research Plan, Affini-T Clinical Target or Licensed Product, as such specifically impacted subject matter(s) are noted in the notice of breach (also, a “Partial Termination”). If the material breach is not cured by the allegedly breaching Party within [***] after the receipt of such notice or if such other breach is curable but cannot be cured within the [***]period, the allegedly breaching Party fails to commence actions during such [***]period to cure such breach and thereafter fails to use Commercially Reasonable Efforts to promptly cure such breach, then, in each case, the non-breaching Party shall be entitled, without prejudice to any of its other rights under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by providing written notice to the other Party. If the allegedly breaching Party in good faith disputes such material breach or the failure to cure or remedy such material breach, such Party shall, within [***] of receipt of written notice from the other Party of termination (a) provide written notice of that dispute putting forward in reasonable detail the rationale for disputing the alleged breach to the notifying Party and (b) initiate a proceeding in accordance with Section 15.1, in which case, such termination shall not be effective until [***] after the proceeding has concluded; provided that the breaching Party shall have [***] after such proceeding to cure the breach and during the pendency of any such proceeding the Parties shall continue performing their respective obligations, and exercising their respective rights, under this Agreement.

12.2.3 Termination for Insolvency. Either Party shall have the right to terminate this Agreement in its entirety upon immediate written notice if the other Party (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all of a substantial part of its property, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a voluntary case under the Bankruptcy Code of any country, (iv) files a petition seeking to take advantage of any Applicable Laws relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fails to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code of any country, (vi) takes any corporate action for the purpose of effecting any of the foregoing, (vii) has a proceeding or case commenced against it in any court of competent jurisdiction, seeking (A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (C) similar relief under the Bankruptcy Code of any country, or an order, judgment or decree approving any of the foregoing is entered and continues unstayed for a period of [***], or (viii) has an order for relief against it entered in an involuntary case under the Bankruptcy Code of any country and, in any of (i) through (vii) above, the application, assignment, commencement, filing, or corporate action continues unstayed for, or is not otherwise discharged or withdrawn on or before, a period of [***].

12.3 Consequences of Termination.

12.3.1 If this Agreement is terminated in its entirety or subject to a Partial Termination by Affini-T pursuant to Section 12.2.2 or Section 12.2.3 or by Metagenomi pursuant to Section 12.2.3, Metagenomi shall cease performing all applicable Metagenomi Research Activities. Upon Affini-T’s written request, Metagenomi will discuss in good faith (a) granting to Affini-T a research use license with respect to any applicable Metagenomi Background IP, and/or (b) a transfer of all complete or incomplete deliverables, reports and data with respect to the terminated Research Plan(s), Affini-T Clinical Target(s) or Licensed Product(s), in each case of (a) and (b), on commercially reasonable terms.

12.3.2 If this Agreement is terminated in its entirety or subject to a Partial Termination by Affini-T pursuant to Section 12.2.1, or by Metagenomi pursuant to Section 12.2.2, Metagenomi shall cease performing all applicable Metagenomi Research Activities. Affini-T shall be responsible for any non-cancellable costs incurred in accordance with an applicable Research Plan (and the subject of which costs cannot be reasonably allocable to other activities being conducted by Metagenomi).

12.3.3 Subject to the foregoing Section 12.3.1 and Section 12.3.2, all rights and licenses granted by one Party to the other under Article 2 will terminate with respect to the terminated subject matter.

12.3.4 Notwithstanding the foregoing, with respect to a Licensed Product on a Licensed Product-by-Licensed Product basis or with respect to all Licensed Products directed to such an Affini-T Clinical Target on an Affini-T Clinical Target-by-Affini-T Clinical Target basis, in the event that Affini-T has the right to terminate this Agreement in accordance with Section 12.2.2 as a result of a breach under Section 2.1.2 (Commercial License), 2.2 (Non-Compete), 4.2.1 (Metagenomi Responsibilities), 4.3 (Compliance), 9.1 (Confidentiality), 13.2.1 (No Claims), 13.2.3 (Ownership), 13.2.4 (Completeness) or 14.2 (Indemnification), and such breach resulted in a material adverse effect on the potential or actual development or commercialization of such Licensed Product(s) or such Affini-T Clinical Target(s), then, in lieu of exercising such termination right, Affini-T shall have the right, by way of written notice to Metagenomi, to continue this Agreement in accordance with its terms subject to [***]

12.4 Surviving Provisions. Termination or expiration of this Agreement for any reason shall be without prejudice to: (a) the survival of rights specifically stated in this Agreement to survive, including as set forth in this Section 12.4; (b) the rights and obligations of the Parties provided in Sections 2.1.4 (only for expiration and not termination), 4.4 (for the period set forth therein), 5.5.2 (first two sentences only and only for expiration and not termination), 8.4.4 (for the period set forth therein), 8.4.5, 10.2.2(b), 12.3 (as applicable) and 12.4 and Articles 1, 9 (for the period set forth in 9.1.1), 14 and 15 (excluding Section 15.8) (including all other Sections or Articles referenced in any such Section or Article), all of which shall survive such termination except as provided in this Article 12; and (c) any other rights or remedies provided at law or equity which either Party may otherwise have.

13. REPRESENTATIONS AND WARRANTIES

13.1 Mutual Representations and Warranties. Metagenomi and Affini-T each represents and warrants to the other, as of the Effective Date, as follows:

13.1.1 Organization. It is a corporation or company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

13.1.2 Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate (a) such Party’s certificate of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any Applicable Laws, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or Governmental Authority presently in effect applicable to such Party.

13.1.3 Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions.

13.1.4 No Inconsistent Obligation. It is not under, and will not become subject to, any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

13.2 Additional Representations, Warranties and Covenants of Metagenomi. Metagenomi further represents and warrants to Affini-T, as of the Effective Date, as follows:

13.2.1 No Claims. There are no claims, judgments or settlements against Metagenomi pending, or threatened that invalidate or seek to invalidate Metagenomi’s rights in any Metagenomi Background IP. To Metagenomi’s knowledge, the exploitation of the Metagenomi Reagents and Metagenomi Background IP and use of Metagenomi Reagents by Affini-T in accordance with the terms of this Agreement, including as used in connection with Affini-T’s further research, Development, Manufacturing or Commercialization of Licensed Products, will not infringe on the rights of any Third Party, including any Third Party intellectual property rights.

13.2.2 No Conflict. Metagenomi has not granted any right, license or interest in or to the Metagenomi Patent Rights that is inconsistent with the licenses and rights granted to Affini-T under this Agreement.

13.2.3 Ownership. Metagenomi is the sole and exclusive owner of the Metagenomi Reagents, Metagenomi Background IP, and Metagenomi Patent Rights, and, in each case, has the ability to grant to Affini-T the rights granted to Affini-T under this Agreement, and such ownership is free and clear of all encumbrances, security interests, options and licenses. None of the Metagenomi Reagents or Metagenomi Patent Rights is subject to any existing royalty or other payment obligations to any Third Party under any agreement or understanding entered into by Metagenomi or its Affiliates, and to Metagenomi’s knowledge of any obligation to pay any royalties or other amounts to any Third Party by reason of Affini-T’s use thereof as contemplated by this Agreement.

13.2.4 Completeness. The intellectual property licensed to Affini-T hereunder represents all of the intellectual property rights that are being used by Metagenomi or its Affiliates, or that are necessary or useful, for the exploitation of the Metagenomi Reagents internally referred to by Metagenomi, as of the Effective Date, as [***]. The Patent Rights set forth in Schedule 13.2.4 represents all patents that, as of the Effective Date, Metagenomi or its Affiliates Control, and that (a) Cover the Metagenomi Reagents internally referred to by Metagenomi, as of the Effective Date, as [***], Gene Edit using such Metagenomi Reagents or, to Metagenomi’s knowledge, Licensed Products made using such Metagenomi Reagents, or (b) are otherwise necessary or useful to make, use, sell, import or practice such Metagenomi Reagent, Gene Edit using such Metagenomi Reagents, or, to Metagenomi’s knowledge, Licensed Products incorporating such Metagenomi Reagents, such schedule shall be updated from time to time by Metagenomi on and after the Effective Date. For each Metagenomi Reagent (other than the Metagenomi Reagents internally referred to by Metagenomi, as of the Effective Date, as [***]), simultaneously with providing the Data Package in connection with such Research Plan, Metagenomi shall provide to Affini-T a written statement that represents and warrants that, except as disclosed in such written statement, the representations and warranties of Metagenomi set forth in this Section 13.2.4 are true and correct with respect to such Metagenomi Reagent as of the date of such written statement.

13.2.5 No Interference. The Metagenomi Patent Rights are not the subject of any interference proceeding and there is no pending or threatened action, suit, proceeding or claim by a Third Party challenging Metagenomi’s ownership rights in, or the validity or scope of, such Patent Rights.

13.2.6 No Litigation. There is no claim, action, suit, proceeding, complaint or investigation pending before any court or administrative office or agency or, except with respect to disclosures provided in a letter from Simren Delaney at Metagenomi to Head of Legal at Affini-T of even date herewith, to Metagenomi’s knowledge, currently threatened against, Metagenomi or any of its Affiliates, with respect to any of the Metagenomi Background IP.

13.2.7 No Third Party Infringement. Metagenomi has not initiated or been involved in any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating any Metagenomi Background IP nor have any such proceedings been threatened by Metagenomi. To Metagenomi’s knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate any of the Metagenomi Background IP.

13.2.8 Assignment by Employees, Agents and Consultants. All employees and agents of, and consultants to, Metagenomi are obligated to assign to Metagenomi their rights in and to any inventions arising out of their work at Metagenomi either pursuant to written agreement or by operation of law.

13.2.9 No Government Funding. The inventions and Know-How included within Metagenomi Background IP (a) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the U.S. or any agency thereof, (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f), and (c) are not otherwise subject to the provisions of the Bayh-Dole Act.

13.2.10 Absence of Debarment. None of Metagenomi, its officers, employees, agents, consultants or any other person Metagenomi intends to use in the performance of the Metagenomi Research Activities has been or is (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Metagenomi agrees to inform Affini-T in writing promptly if Metagenomi or any person who is performing Metagenomi Research Activities is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Metagenomi’s knowledge, is threatened.

13.2.11 Disclosure. Metagenomi has made available to Affini-T all toxicology studies, clinical data, process and analytical development information, material filings and material correspondence with Regulatory Authorities, and all other material information in its possession or control relating to the Metagenomi Reagents internally referred to by Metagenomi, as of the Effective Date, as [***], and, to Metagenomi’s knowledge, all such information is complete and accurate in all material respects. For each Metagenomi Reagent (other than the Metagenomi Reagents internally referred to by Metagenomi, as of the Effective Date, as [***]), simultaneously with providing the Data Package in connection with such Research Plan, Metagenomi shall provide to Affini-T a written statement that represents and warrants that, except as disclosed in such written statement, the representations and warranties of Metagenomi set forth in this Section 13.2.11 are true and correct with respect to such Metagenomi Reagent as of the date of such written statement.

13.2.12 No Human Materials. If pursuant to this Agreement Metagenomi provides to Affini-T any biological materials that consists of human tissues, cells or blood products or was directly obtained from human tissues, cells or blood products, then Metagenomi shall ensure that it has obtained and maintained the informed consent required under state and federal law from the donor of the tissue for the research and development, information disclosure, handling, storage and any other use associated with the human tissue, cells or blood products to be conducted under this Agreement.

13.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY KNOW-HOW, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

13.4 No Warranty of Success. Nothing contained in this Agreement shall be construed as a warranty, either express or implied, on the part of either Party that (a) the Metagenomi Research Activities, or development of Metagenomi Reagents on behalf of Affini-T will be successful, (b) the Development or Commercialization of any Licensed Product will be successful, or (c) any Licensed Product will be commercially exploitable in any respect.

14. INDEMNIFICATION

14.1 Indemnification of Metagenomi by Affini-T. Affini-T shall indemnify, defend and hold harmless Metagenomi, its Affiliates, their respective employees, directors, agents, officers and consultants (collectively, the “Metagenomi Indemnitees”), against all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the Metagenomi Indemnitees, or any of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties, including personal injury and Licensed Product liability claims (collectively, “Metagenomi Indemnity Claims”), arising out of (a) any breach of this Agreement (including any representation or warranty hereunder) by Affini-T or any Affini-T Indemnitee or Sublicensee, (b) the gross negligence or willful misconduct of Affini-T or any Affini-T Indemnitee or Sublicensee, or (c) the Development or Commercialization of a Licensed Product by Affini-T or any Affini-T Indemnitee or Sublicensee (expressly excluding any such activities conducted by or on behalf of Metagenomi or liabilities for which Metagenomi is liable as the manufacturer under the Development Supply Agreement or Commercial Supply Agreement); provided, that (i) any Affini-T Indemnity Claims or Losses for which Metagenomi has an obligation to indemnify Affini-T Indemnitees pursuant to Section 14.2 shall be excluded and with respect to which claim or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses, (ii) Affini-T has no obligation to indemnify with respect to Losses arising out of the infringement or misappropriation of Third Party’s intellectual property rights as a result of the exploitation of Metagenomi IP or the Metagenomi Reagents, in each case provided such exploitation is within the scope of the licenses granted to Affini-T hereunder, and (iii) Affini-T’s indemnification obligations shall be limited to the extent that it is increased by Metagenomi’s or any Metagenomi Indemnitee’s negligence.

14.2 Indemnification of Affini-T by Metagenomi. Metagenomi shall indemnify, defend and hold harmless Affini-T, its Affiliates, their respective employees, directors, agents, officers and consultants (collectively, the “Affini-T Indemnitees”), against all Losses incurred by or imposed upon the Affini-T Indemnitees, or any of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties, including personal injury and Licensed Product liability claims (collectively, “Affini-T Indemnity Claims”) arising out of (a) any breach of this Agreement (including any representation or warranty hereunder) by Metagenomi or any Metagenomi Indemnitee, or (b) the gross negligence or willful misconduct of Metagenomi or any Metagenomi Indemnitee; provided, that (i) any Metagenomi Indemnity Claim or Losses for which Affini-T has an obligation to indemnify any Metagenomi Indemnitees pursuant to Section 14.1 shall be excluded and with respect to which claims or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses, and (ii) Metagenomi’s indemnification obligations shall be limited to the extent that it is increased by Affini-T or any Affini-T Indemnitees negligence.

14.3 Conditions to Indemnification. A Person seeking recovery under this Article 14 (the “Indemnified Party”) in respect of a Claim shall give prompt notice of such Claim to the Party from whom indemnification is sought (the “Indemnifying Party”); provided, that the Indemnifying Party is not contesting its obligation under this Article 14, shall permit the Indemnifying Party to control any litigation relating to such Claim (including selecting counsel) and the disposition of such Claim; and further provided, that the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such Claim as the settlement or disposition relates to such Indemnified Party and (b) not settle or otherwise resolve such claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement fully releases the Indemnified Party without any liability, loss, cost or obligation incurred by the Indemnified Party (in which case prior consent shall not be required). Each Indemnified Party shall cooperate with the Indemnifying Party in its defense of any such Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Claim (with any such counsel being at its own sole cost and expense). If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 14.

14.4 Limited Liability. EXCEPT IN CONNECTION WITH A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 14.1 OR 14.2.

15. MISCELLANEOUS

15.1 Governing Law .

15.1.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (U.S.A.), without regard to the application of principles of conflicts of law.

15.1.2 Jurisdiction and Venue. Subject to Section 15.1.3 and 15.1.4, any legal suit, action, or proceeding arising under, out of or in connection with this Agreement (including any subsequent amendment) or the matters contemplated hereunder, including any dispute, controversy or claim with respect to the validity, enforceability, construction, performance or breach hereof, shall be instituted exclusively in the United States District Court for the Southern District of New York or the courts of the State of New York located in the city of New York and County of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and waives any objection based on improper venue or forum non conveniens. Service of process, summons, notice, or other document by mail to such Party’s address set forth in Section 15.2 shall be effective service of process for any suit, action, or other proceeding brought in connection with this Agreement.

15.1.3 Equitable Relief. Notwithstanding anything to the contrary, each of the Parties hereby acknowledges that a breach or threatened breach of their respective obligations under this Agreement may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate. Each of the Parties hereby agrees that, in the event of any such breach or threatened breach, in addition to all other available remedies hereunder, the non-breaching Party shall have the right, through any court of competent jurisdiction, to seek equitable relief to enforce the provisions of this Agreement, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and waives any objection based on improper venue or forum non conveniens.

15.1.4 Agreement Dispute. It is the desire of the Parties to establish procedures to facilitate the resolution of any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to, arising out of or in connection with this Agreement (excluding such matters as are the subject of the JSC’s responsibilities under Article 3), including any Party’s rights or obligations hereunder or any questions regarding the formation, existence, validity, enforceability, performance, interpretation, tort, breach or termination hereof (each, an “Agreement Dispute”), in an expedient manner by mutual cooperation and without resorting to litigation. To accomplish this objective, the Parties shall use reasonable efforts in good faith to resolve any Agreement Disputes. If, despite such reasonable efforts, agreement on a particular Agreement Dispute cannot be reached by the Parties within [***] after the Parties first consider such Agreement Dispute, the Parties shall refer such Agreement Dispute to the Executive Officers of the Parties who shall promptly initiate discussions in good faith to resolve such Agreement Dispute, and if not resolved by the Executive Officers within [***] from the date the Agreement Dispute is first referred to the Executive Officers, then each Party is free to pursue any remedy at law or in equity available to such Party.

15.2 Notices. All notices and communications shall be in writing and delivered personally or by internationally-recognized overnight express courier providing evidence of delivery or mailed via certified mail, return receipt requested, addressed as follows below, or by email or facsimile confirmed thereafter by any of the foregoing, or to such other address as may be designated from time to time by written notice given in accordance with this Section 15.2.

If to Affini-T:	Affini-T Therapeutics, Inc.
87 Greendale Ave.
Needham, MA 02494
Attention: CEO
With an electronic copy by email to:

With a copy to

(that shall not

constitute notice):

Affini-T Therapeutics, Inc.
2940 11th Ave.
Los Angeles, CA 90018
Attention: Head of Legal
With an electronic copy by email to:

With a copy to

(that shall not

constitute notice):

Morgan Lewis Bockius LLP
110 North Wacker Drive
Chicago, IL 60606-1511
Attention: Benjamin H. Pensak
With an electronic copy by email to:

If to Metagenomi:	Metagenomi, Inc.
1545 Park Avenue
Emeryville CA 94608
Attention: CEO
With an electronic copy by email to:

With a copy to

(that shall not

constitute notice):	Metagenomi, Inc.
1545 Park Avenue
Emeryville CA 94608
Attention: VP of Legal, Chief of Staff
With an electronic copy by email to:

With a copy to

(that shall not

constitute notice):	Fenwick & West LLP
555 California Street, 12th Floor
San Francisco, CA 94104
Attention: Jake Handy
With an electronic copy by email to:

Except as otherwise expressly provided in this Agreement or mutually agreed by the Parties in writing, any notice, communication or document (excluding payment) required to be given or made shall be deemed given or made and effective upon actual receipt or, if earlier, (a) [***]after deposit with an internationally-recognized overnight express courier with charges prepaid, or (b) [***]after mailed by certified, registered or regular mail, postage prepaid, in each case addressed to a Party at its address stated above or to such other address as such Party may designate by written notice given in accordance with this Section 15.2.

15.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

15.4 Headings. Article, section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

15.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and both of which, together, shall constitute a single agreement. Each Party may execute this Agreement by facsimile transmission or in Portable Document Format (“PDF”) sent by electronic mail. In addition, facsimile or PDF signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of a facsimile or PDF signature by any Party will constitute due execution and delivery of this Agreement.

15.6 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of either Party at any time or times to require performance or to exercise any right arising out of any provisions shall in no manner affect the rights at a later time to enforce the same. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party. No single or partial exercise of any right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Applicable Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

15.7 Purposes and Scope. The Parties hereto understand and agree that the relationship between the Parties described in this Agreement is limited to the activities, rights and obligations as set forth in this Agreement. Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matter not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as set forth herein, or (f) to grant any direct or implied licenses or any other rights other than as set forth herein.

15.8 Assignment and Successors; Change of Control.

15.8.1 Generally. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that each Party may assign this Agreement and the rights, obligations and interests of such Party without such consent (a) in whole or in part, to any of its Affiliates, or (b) in whole, but not in part, in connection with a Change of Control of such Party (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger). Subject to the terms and conditions hereof, no right of a Party shall be diminished and no obligation of a Party increased as a result of an assignment by the other Party hereunder, including as a result of a Change of Control of the other Party. This Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than the Parties and their respective successors and permitted assigns.

15.8.2 Metagenomi Change of Control. In the event of a Change of Control of Metagenomi prior to delivery of all Data Packages for each Research Plan, Metagenomi shall provide notice to Affini-T of such Change of Control within [***] after the date upon which the Change of Control closes or otherwise becomes public, and, if the merger partner for such Change of Control has a Competing Business, then following such Change of Control, Affini-T shall have the right to limit the information or reports otherwise required to be provided to Metagenomi or the JSC hereunder to only that which is essential to ensure Affini-T’s compliance with its obligations hereunder and Affini-T shall have the right to refrain from including in such information or reports commercially sensitive information of Affini-T (as Affini-T may determine at its sole discretion).

15.9 Force Majeure. Neither Affini-T nor Metagenomi shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to a Force Majeure. In the event of such Force Majeure, the Party affected shall use Commercially Reasonable Efforts to cure or overcome the same and resume performance of its obligations hereunder. Notice of a Party’s failure or delay in performance due to Force Majeure must be given to the other Party within [***] after its occurrence. All delivery dates under this Agreement that have been affected by Force Majeure shall be tolled for the duration of such Force Majeure. If a Force Majeure persists for more than [***], then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure.

15.10 Interpretation. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rules of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement. In addition, unless a context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word “or” is used in the inclusive sense (and/or) and the word “including” is used without limitation and means “including without limitation”. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. The phrase “non-refundable, non-creditable” is not intended to limit either Party’s rights to pursue or obtain damages arising from a breach of this Agreement. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person will be construed to include the Person’s successors and permitted assigns, (iv) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (v) all references herein to Sections or Schedules will be construed to refer to Sections and Schedules to this Agreement, (vi) except as otherwise expressly provided herein all references to “$” or “dollars” refer to the lawful money of the U.S., and (vii) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

15.11 Entire Agreement; Severability. This Agreement, the Existing RSA, the A&R Side Letter, MFN Waiver and the Initial RSA and Milestone RSA executed in accordance with Section 8.1 set forth the entire agreement with respect to the subject matter hereof and thereof and supersede all other agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement and any other documents delivered pursuant hereto or thereto. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

15.12 Further Assurances. Each of Metagenomi and Affini-T, upon the request of the other Party and without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

15.13 Expenses. Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

15.14 Intellectual Property. The Parties acknowledge and agree that the licenses granted by the Parties and all other rights granted under or pursuant to this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code (or analogous provisions of the bankruptcy laws of any Governmental Authority), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code (or analogous foreign provisions), and that this Agreement is an executory contract governed by Section 365(n) of the Bankruptcy Code (or analogous foreign provisions) in the event that a bankruptcy proceeding is commenced involving either Party. Affini-T, as the licensee of such rights under Article 2, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The foregoing provisions of this Section 15.14 are without prejudice to any rights the Parties may have arising under the Bankruptcy Code or other Applicable Laws.

15.15 Performance by Affiliates. Subject to Section 2.2.3 and Section 4.2.1(e), as applicable, either Party may discharge any obligation and exercise any right hereunder through any of its Affiliates. Each Party shall remain jointly and severally liable to the other Party for any performance or non-performance of any such Affiliate, and each Party hereby expressly waives any requirement that the other Party exhaust all right, power or remedy, or proceed against any such Affiliate, prior to proceeding directly against such Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

AFFINI-T THERAPEUTICS, INC.

By:	/s/ Jak Knowles
Name:	Jack Knowles
Title:	CFO
Date:	June 14, 2022

METAGENOMI, INC.

By:	/s/ Brian C. Thomas
Name:	Brian C. Thomas
Title:	CEO
Date:	June 14, 2022

[SIGNATURE PAGE TO DEVELOPMENT OPTION AND LICENSE AGREEMENT]